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                                                                  EXHIBIT 10.108


                              MANAGEMENT AGREEMENT
                   (SONOMA MISSION INN GOLF AND COUNTRY CLUB)


                                 by and between


                            SONOMA MANAGEMENT CORP. I

                                 (as "MANAGER")


                                       and


                     CRESCENT REAL ESTATE FUNDING VIII, L.P.

                                  (as "OWNER")



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                                TABLE OF CONTENTS


ARTICLE I

         MANAGEMENT OF THE GOLF CLUB..............................................................................1
         1.01     Management Responsibilities.....................................................................1
         1.02     Corporate Services..............................................................................6
         1.03     Employees.......................................................................................6
         1.04     Owner's Right to Inspect........................................................................7
         1.05     Owner's Right to Reserve Tee Times and Facilities; Owner's Perquisites..........................7

ARTICLE II

         TERM.....................................................................................................7
         2.01     Term............................................................................................7
         2.02     Performance Termination.........................................................................8
         2.03     Termination Rights for Cessation of Involvement by Varma........................................9

ARTICLE III

         COMPENSATION OF MANAGER.................................................................................10
         3.01     Management Fees................................................................................10
         3.02     Operating Profit...............................................................................10

ARTICLE IV

         ACCOUNTING MATTERS......................................................................................11
         4.01     Accounting, Distributions and Annual Reconciliation............................................11
         4.02     Books and Records..............................................................................12
         4.03     Accounts, Expenditures.........................................................................13
         4.04     Business Plan..................................................................................13
         4.05     Working Capital................................................................................15
         4.06     Fixed Asset Supplies...........................................................................15

ARTICLE V

         REPAIRS, MAINTENANCE AND REPLACEMENTS...................................................................16
         5.01     Repairs and Maintenance Costs Which Are Expensed...............................................16
         5.02     FF&E Reserve...................................................................................16
         5.03     Capital Expenditures...........................................................................18
         5.04     Ownership of Replacements......................................................................19


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
ARTICLE VI

         INSURANCE, DAMAGE AND CONDEMNATION......................................................................20
         6.01     Insurance......................................................................................20
         6.02     Damage and Repair..............................................................................23
         6.03     Condemnation...................................................................................24

ARTICLE VII

         TAXES...................................................................................................25
         7.01     Real Estate and Personal Property Taxes........................................................25

ARTICLE VIII

         OWNERSHIP OF THE GOLF CLUB..............................................................................26
         8.01     Ownership of the Golf Club.....................................................................26
         8.02     Mortgages......................................................................................27
         8.03     Subordination Agreement........................................................................27
         8.04     No Covenants, Conditions or Restrictions.......................................................28
         8.05     Liens; Credit..................................................................................28
         8.06     Amendments Requested by Mortgagee..............................................................29

ARTICLE IX

         DEFAULTS................................................................................................29
         9.01     Events of Default..............................................................................29
         9.02     Remedies.......................................................................................30
         9.03     Additional Remedies............................................................................31

ARTICLE X

          ASSIGNMENT AND SALE....................................................................................31
         10.01    Assignment.....................................................................................31
         10.02    Sale of the Golf Club..........................................................................32
         10.03    Termination on Sale of Golf Club...............................................................33

ARTICLE XI

         MISCELLANEOUS...........................................................................................34
         11.01    Right to Make Agreement........................................................................34
         11.02    Consents and Cooperation.......................................................................34
         11.03    Relationship...................................................................................34


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
         11.04     Applicable Law................................................................................34
         11.05     Recordation...................................................................................35
         11.06     Headings......................................................................................35
         11.07     Notices.......................................................................................35
         11.08     Environmental Matters.........................................................................36
         11.09     Confidentiality...............................................................................38
         11.10     Projections...................................................................................39
         11.11     Actions to be Taken Upon Termination..........................................................40
         11.12     Trademarks, Trade Names and Intellectual Property.............................................41
         11.13     Trade Area Restriction........................................................................42
         11.14     Waiver........................................................................................42
         11.15     Partial Invalidity............................................................................43
         11.16     Survival......................................................................................43
         11.17     Affiliates and Third Party Vendors............................................................43
         11.18     Estoppel Certificates.........................................................................43
         11.19     Luxury Country Club Standards.................................................................44
         11.20     Arbitration...................................................................................44
         11.21     Entire Agreement..............................................................................45
         11.22     Multiple Counterparts.........................................................................45
         11.23     Guaranty......................................................................................45

ARTICLE XII

         DEFINITION OF TERMS.....................................................................................45
         12.01     Definition of Terms...........................................................................45

EXHIBIT A

         LEGAL DESCRIPTION OF THE SITE

EXHIBIT B

         MEMORANDUM OF MANAGEMENT AGREEMENT


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                              MANAGEMENT AGREEMENT

         This Management Agreement ("Agreement") is executed on February , 2000 to be effective February 1, 2000 ("Effective Date"), by CRESCENT REAL ESTATE FUNDING VIII, L.P. ("Owner"), a Delaware limited partnership, with a mailing address at 777 Main Street, Suite 2100, Fort Worth, TX 76102, and SONOMA MANAGEMENT CORP. I ("Manager"), a Delaware corporation, with a mailing address at 306 W. 7th Street, Fort Worth, Texas 76102.

                                    RECITALS:

         A. Owner is the owner of fee title to the real property (the "Site") described on Exhibit A attached to this Agreement and incorporated herein. The Site is improved with the Golf Course (collectively, the "Golf Club Improvements"). The Site and the Golf Club Improvements, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of "Golf Club" in Section 12.01 hereof, are collectively referred to as the "Golf Club".

         B. All capitalized terms used in this Agreement shall have the meaning set forth in Article XII hereof or otherwise defined herein.

         C. Owner desires to engage Manager to manage and operate the Golf Club and Manager desires to accept such engagement upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, Owner and Manager agree as follows:


                                    ARTICLE I

                           MANAGEMENT OF THE GOLF CLUB


         1.01 Management Responsibilities

         A. Beginning with the Effective Date, Manager shall, and Owner hereby authorizes and engages Manager to, supervise, direct and control the management and operation of the Golf Club in accordance with the terms and conditions of this Agreement. Manager agrees to operate and manage the Golf Club for Owner in a commercially reasonable, business-like, prudent and professional manner, as agent of Owner, pursuant to the requirements of this Agreement, with the then-current Business Plan approved by Owner, and with the objective of maximizing the long-term value of the Golf Club subject to Luxury Country Club Standards. Manager further agrees to consult regularly (at least quarterly or as otherwise reasonably requested by Owner) with Owner regarding the management policies in effect at the Golf Club. During the Term, the Golf Club shall be known


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as the "Sonoma Mission Inn Golf and Country Club", with such additional identification determined by Manager and approved by Owner, which approval shall not be unreasonably withheld unless the proposed identification conflicts with the Owner's other business names, styles or identification, as may be necessary to provide local identification.

         B. Manager shall manage the Golf Club in accordance with Luxury Country Club Standards and shall, subject to the terms of this Agreement (including
Section 1.01.C hereof), perform each of the following functions (the costs and expenses of which shall be Deductions) with respect to the Golf Club:

                  1. Recruit, employ, train, supervise, direct and discharge the employees at the Golf Club (or cause a SMC Affiliate to do so).

                  2. Establish prices, rates and charges for services provided in the Golf Club, including green fees, teaching/professional services fees and equipment rental rates.

                  3. Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

                  4. Make payments on accounts payable and handle collections of accounts receivable using diligence and best business practices.

                  5. Arrange for and supervise public relations and advertising, prepare marketing plans, and make available to the Golf Club the benefits of various marketing and guest loyalty and recognition programs in use in the SMC System as they may exist from time to time.

                  6. Procure all Inventories and replacement Fixed Asset
Supplies.

                  7. Prepare and deliver interim accountings, Monthly Statements, Quarterly Statements, annual accountings, Annual Operating Statements, Building Estimates, FF&E Budgets, and such other information as is required by this Agreement.

                  8. Plan, execute and supervise repairs, maintenance, and FF&E purchases at the Golf Club.

                  9. Subject to the provisions of Article VI, provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement.


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                  10. Operate the Golf Club as a first-class, luxury golf
facility and in accordance with the Luxury Country Club Standards applicable to first-class, luxury golf and country club facilities.

                  11. Apply for, obtain and keep in full force and effect, either in Manager's name or in Owner's name, as may be required by applicable law, any and all licenses and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use due diligence and reasonable efforts to obtain and keep same in full force and effect).

                  12. Negotiate and enter into service contracts on Owner's behalf which are necessary or desirable in the ordinary course of business in operating the Golf Club, including, without limitation, contracts for provision of electricity, gas, water, telephone and other utility services, cleaning services, security services, mowing and landscape maintenance, vermin extermination, trash removal, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, entertainment satellite systems and other services which Manager deems advisable. All such service contracts shall be entered into in Owner's name, and shall remain the responsibility of Owner upon the expiration or earlier termination of this Agreement.

                  13. Establish all credit policies, and enter into agreements with credit card companies, in connection with the Golf Club.

                  14. Subject to Section 1.01.C.7, institute and defend in the name of Manager or Owner (or both), subject to reasonable approval by Owner, any and all legal actions or proceedings.

                  15. Establish, supervise and implement a sales and marketing program for the Golf Club consistent with the sales and marketing plan approved by Owner as part of the Business Plan for the then-current year.

                  16. Plan, prepare, arrange and contract for all advertising, publicity and promotional activities for the Golf Club, including advertising and promotional activities in conjunction with other Golf Clubs owned, operated or franchised by Manager and SMC Affiliates, and all discount and complimentary policies with respect to bona fide travel agents, tourist officials, and airline representatives.

                  17. Engage such persons, subject to reasonable prior approval by Owner, for providing services of a specialist nature (such as legal counsel and independent accountants) related to matters within Manager's responsibility under this Agreement.

                  18. Lease to third parties approved by Owner the food and beverage and banquet facilities.


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                  19. Do any and all other acts and things as Manager may
reasonably deem necessary and appropriate to carry out its responsibilities under the terms of this Agreement.

         In connection with the performance of the foregoing functions, Manager may purchase goods, supplies and services from itself or any SMC Affiliate, or enter into any other transaction with an Affiliate of Manager, so long as any such purchase, costs or proposed transaction is on competitive market based terms available to Owner from unaffiliated third parties for similar purchases or transactions.

         C. Limitations on Authority. Manager shall have no authority on behalf of Owner to do any of the following without Owner's prior written approval in each instance:

                  1. Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Golf Club;

                  2. Enter into any lease for the use of any item of furnishings and equipment or other property, except as provided for in the Business Plan;

                  3. Enter into any agreement, lease, license or concession agreement for club house, office, retail, pro-shop or other space at the Golf Club, except as provided for in the Business Plan;

                  4. Incur any liabilities or obligations to third parties which are unrelated to the performance of Manager's responsibilities under this Agreement;

                  5. Except for an "Excluded Transaction" and subject to the provisions of this Agreement regarding contracts with Affiliates of Manager, Manager shall not, without the consent of Owner, enter into any contract or other arrangement (or series of related contracts or arrangements) if the expenditures thereunder would, or are reasonably anticipated to, exceed Fifty Thousand Dollars ($50,000) in the aggregate, or if the term of such contract has a term in excess of three (3) years. For purposes hereof, the term "Excluded Transaction" shall mean (1) any contracts subject to competitive bidding in which the lowest bid is accepted; and (2) contracts or expenditures required in cases of emergency or casualty, which expenditures are required to protect life and safety, or in order to comply with legal requirements, in an amount not to exceed Fifty Thousand Dollars ($50,000) in any twelve-month period;

                  6. Settle any casualty and insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000), and any condemnation awards regardless of amount;

                  7. Institute or defend any legal or equitable proceedings with respect to the Golf Club (including the selection of counsel) other than routine collection Litigation involving ordinary day-to-day operations of the Golf Club involving amounts in controversy of less than Twenty-Five


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Thousand Dollars ($25,000); provided, however, Manager shall inform Owner of the existence of, and keep Manager updated as to the status of, Litigation involving the Golf Club involving amounts in controversy in excess of Five Thousand
Dollars ($5,000).

                  8. Employ any professional firm (other than legal counsel and accountants) for more than Fifty Thousand Dollars ($50,000) in the aggregate except as set forth in the Business Plan, or enter into any arrangement for the employment of any attorney or accountant (other than legal counsel retained to collect accounts receivable of less than Fifty Thousand Dollars ($50,000);

                  9. Prosecute or settle any tax claims or appeals;

                  10. Manager shall not provide complimentary amenities or services to any guests, employees or other persons except for which the business purpose for the benefit of the Golf Club is properly documented, and in any event, the value of such complimentary services shall not exceed the amount allocated in the approved Business Plan for such complimentary services;

                  11. Acquire on behalf of Owner any land or any interest therein;

                  12. Acquire any capital assets of the Golf Club or any interest therein;

                  13. Consent to any condemnation or participate in any condemnation proceeding relating to the Golf Club, the Site or any portion thereof;

                  14. Sell, transfer or otherwise dispose of all or any portion of the Golf Club except for dispositions of furnishings and equipment to the extent expressly permitted herein, or expressly provided for in the Business Plan;

                  15. Perform any alterations to the Golf Club or any portion thereof except to the extent Manager's performance of any such alteration shall be expressly provided for in the Business Plan;

                  16. Enter into new programs and services offered to the Golf Club by Manager or an SMC Affiliate that were not included in the Business Plan approved by Owner, such approval not to be unreasonably withheld. If Owner does not approve the service or program, the matter will be determined by arbitration pursuant to Section 11.20; or

                  17. Take any other action which, under the terms of this Agreement, is prohibited or requires the approval of Owner.

         D. Manager will comply with and abide by all applicable Legal Requirements (except for certain Legal Requirements which are Owner's responsibility under Section 5.03 hereof) pertaining to its operation of the Golf


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Club. Owner will comply with and abide by all applicable Legal Requirements pertaining to the Golf Club Improvements or to Owner's ownership interest in the Golf Club (including, without limitation, Owner's obligations under Sections 5.03). Either Owner or Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement shall be paid from Gross Revenues as Deductions; provided, however, with respect Manager, such Legal Requirements must arise as a result of Manager's obligations hereunder (and not as a result of managing properties generally).

         1.02 Corporate Services

         Commencing with the Effective Date and thereafter during the Term of this Agreement, Manager shall cause to be furnished to the Golf Club certain services (collectively referred to herein as "Corporate Services") that are furnished generally on a central, regional or other group basis to other properties in the SMC System and which benefit such properties; provided, however, that the Corporate Services expense for the existing Corporate Services shall not exceed the annual total set forth in Business Plan for the subject Fiscal Year, approved by Owner in accordance with Section 4.04. Reservation costs will be charged at reasonable out-of-pocket cost to Manager. The charges for Corporate Services shall be allocated on a reasonable basis among all properties managed by Manager and receiving such services.

         1.03 Employees

         All personnel employed at the Golf Club shall, at all times from and after the Effective Date, be the employees of Manager or an SMC Affiliate. Manager shall have absolute discretion with respect to all personnel employed at the Golf Club, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Golf Club, and, generally, establishing and maintaining all policies relating to employment. Notwithstanding the foregoing, in the event the Golf Club is leased by Owner, as lessor, to Sonoma Spa Golf Clubs, L.P. or an Affiliate thereof, or to an Affiliate of Owner, as lessee, or if Owner has not leased the Golf Club, then Manager shall not hire any proposed candidate for the position of General Manager of the Golf Club without the Owner's approval, which approval may not be unreasonably withheld. In the event that a General Manager is to be appointed (under circumstances requiring Owner's approval as set forth in the preceding sentence) and Owner has rejected one suitably qualified and experienced candidate proposed by Manager in Manager's reasonable judgment for the position, Owner shall have no further approval rights with respect to any candidate proposed by Manager for such position at such time, and Manager may in its sole discretion hire a candidate for such position. The foregoing provisions with respect to Owner's right to approve a General Manager shall apply in each instance that specific position at the Golf Club is filled. Manager shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting the Golf Club in connection with its management or operation. No person shall otherwise be given gratuitous accommodations or services without prior joint approval of Owner and Manager, except in accordance with usual practices of the luxury golf and country club industry. Manager shall use its reasonable efforts to implement employment practices with the goal of achieving continuity of management and reduction of personnel turnover.


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         1.04 Owner's Right to Inspect

         Owner and its agents shall have access to the Golf Club at any and all reasonable times for the purpose of inspection or showing the Golf Club to prospective purchasers, tenants or Mortgagees.

         1.05 Owner's Right to Reserve Tee Times and Facilities; Owner's Perquisites

                  A. Notwithstanding Manager's responsibility to set green fees and tee time policies for the Golf Club, Owner shall have the right to reserve tee times or other services or facilities of the Golf Club (including tee times, banquet, reception, catering and other services) upon a space available basis at the prevailing preferred corporate rate then charged by the Golf Club upon reasonable notice to Manager.

                  B. In addition to the foregoing, Manager shall grant to Owner and to individuals designated by Owner preferred rates and other perquisites at the Golf Club that are at least as favorable as the rates and perquisites made available by Manager to owners of other golf facilities or properties managed by Manager or any other SMC Affiliate (which rates and perquisites shall be at least as favorable as is typical in the industry with other first-class, luxury golf and country club facilities).


                                   ARTICLE II

                                      TERM

         2.01 Term

         The "Term" of this Agreement shall consist of and include the "Initial Term" and any "Renewal Term(s)". The "Initial Term" shall begin on the Effective Date and shall continue until the expiration of the twentieth (20th) full Fiscal Year from the Effective Date. Unless Manager is in Default hereunder, the Term may thereafter be renewed by Manager, at its option (on the same terms and conditions contained in this Agreement), for each of two (2) successive periods of ten (10) Fiscal Years each (each such period a "Renewal Term"); provided, however, Manager's option to renew shall be conditioned upon achievement of an Owner ROI (determined solely by reference to Operating Profit [i.e., exclusive of any "cure" payment]) of at least ten percent (10%) per annum for the two (2) Fiscal Years immediately preceding the final Fiscal Year of the then existing Term. For purposes of Section this 2.01, in the event Owner ROI is less than ten percent (10%) per annum for either of the two (2) Fiscal Years immediately preceding the final Fiscal Year of the then existing Term as a result of Force Majeure or a major renovation of the Golf Club, then such Fiscal Year shall be disregarded as one of the two (2) Fiscal Years immediately preceding the final Fiscal Year of such Term. (For example: in Fiscals Year 17 and 19 Owner ROI is 11% for each year, in Fiscal Year 18 Owner ROI is 7% and Fiscal Year 20 is the final Fiscal Year of the then existing Term; however, Owner ROI in Fiscal Year 18 was less than 10% as a result of a Force Majeure that occurred during


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Fiscal Year 18, and such year is, thus, disregarded. As a result, Fiscal Years
18 and 19 are not two preceding Fiscal Years that would prohibit Manager from renewing this Agreement; the two Fiscal Years considered in determining satisfaction of the renewal condition of this Section 2.01, in this example, would be Fiscal Years 17 and 19. Because Owner ROI exceeded 10% during Fiscal Years 17 and 19, Manager would be entitled to renew this Agreement.)

         2.02 Performance Termination

         A. Subject to the provisions of Section 2.02.B. below, in the event (A) the Owner ROI is less than the applicable Performance Thresholds with respect to any two (2) consecutive Fiscal Years (determined without regard to any "cure" payments, if any, made by Manager for such Fiscal Years pursuant to Section 2.02.B), and (B) the failure to meet the Performance Thresholds for two (2) consecutive years as described in clause (A) is for reason(s) other than Force Majeure or a major renovation of the Golf Club, then (i) Owner shall have the option to terminate this Agreement and (ii) such option to terminate shall thereafter continue (subject to the provisions of Section 2.02.D.) with respect to any Fiscal Year in which the applicable Performance Threshold is not met. For purposes of Section 2.02, in the event Owner ROI is less than the applicable Performance Threshold with respect to any Fiscal Year as a result of Force Majeure or a major renovation of the Golf Club, then such Fiscal Year shall be disregarded in determining whether Owner ROI is less than the Performance Threshold for two (2) consecutive Fiscal Years. (For example: in Fiscal Years 1, 2 and 3 the applicable Performance Threshold for Owner ROI is not met; however, the Performance Threshold was not met in Fiscal Year 2 as a result of a major renovation of the Golf Club conducted during Fiscal Year 2, and such year is, thus, disregarded. As a result, Fiscal Years 1 and 2 are not two consecutive Fiscal Years satisfying the precondition of Section 2.02.A; however, Fiscal Years 1 and 3 do constitute two consecutive Fiscal Years satisfying such precondition.)

         B. If a condition giving Owner the right to terminate this Agreement pursuant to this Section 2.02 has occurred (a "Deficit"), Manager shall have the right to "cure" the Deficit (thus, eliminating Owner's right to terminate under Section 2.02A for such Fiscal Year) by paying to Owner (on or before the thirtieth [30th] day following delivery of the Annual Operating Statement) an amount equal to the difference between (i) the Operating Profit actually distributed to Owner during the Fiscal Year in question and (ii) the Operating Profit that would have been required to be distributed to Owner during the Fiscal Year in question to achieve the applicable Performance Threshold for such Fiscal Year (the "Deficiency"). Nothing herein contained shall be deemed to obligate Manager to "cure" any Deficit. Amounts paid by Manager to "cure" a Deficit shall be paid directly to Owner and shall not be considered part of the Gross Receipts of the Golf Club.

         C. If Manager either fails to "cure" as above provided or has no further right to cure, then Owner shall have the right to terminate this Agreement effective upon not less than sixty (60) days written notice, which notice shall be delivered to Manager within ninety (90) days after the expiration of Manager's right to cure the Deficit. Upon the effective date of such termination, all of the rights and obligations of the parties hereto shall terminate (except to the extent of any survival pursuant to


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the terms of this Agreement) without further act or notice of either of the parties, on the date specified in a written notice from Owner to Manager, which date shall in no event be sooner than the date on which there has been payment in full of any other amounts due and owing to Manager hereunder (such payment to be made in accordance with Section 3.01) or later than six (6) months thereafter.

         D. Owner's ongoing right to terminate this Agreement set forth in
Section 2.02.A. shall cease after any Fiscal Year during which the applicable Performance Threshold is satisfied as a result of the Operating Profit distributed to Owner (not as a result of "cure" by Manager). Thereafter, Owner's right to terminate this Agreement set forth in Section 2.02.A. shall again be available to Owner upon re-satisfaction of the conditions relating thereto (i.e., a Fiscal Year in which the applicable Performance Threshold is met through Operating Profit eliminates Owner's right to terminate under Section
2.02 until there is again a period of 2 consecutive Fiscal Years for which the applicable Performance Thresholds are not met without "cure" payments).

         2.03 Termination Rights for Cessation of Involvement by Varma.

         A. Owner shall have the option to terminate this Agreement (and such option to terminate shall thereafter continue for one (1) year after the event giving rise to Owner's termination option under this Section 2.03.A.) in the event Sanjay Varma ("Varma"), during the first three (3) years following the Effective Date , either (i) commits an event of default under that certain Exclusivity Agreement dated as of even date herewith between, among others, Varma and Owner, or (ii) ceases (for a reason other than Varma's death, permanent disability or incapacitation (as described in Section 2.03.B)) to be the controlling shareholder of Manager or its parent corporation.

         B. In the event either of the following occurs during the first three
(3) years following the Effective Date: Varma (i) dies, becomes permanently disabled or incapacitated (and he shall be deemed "permanently disabled or incapacitated" if he is unable to complete his duties for sixty (60) days in any consecutive ninety (90) day period), or (ii) ceases to engage personally in performing Manager's obligations under this Agreement, then Owner shall have the right to terminate this Agreement immediately following the completion of a six
(6) month review period, without recourse by Manager, provided that Owner shall have given notice of such termination at least sixty (60) days prior to the completion of such review period.

         C. In the event either of the following occurs after the first three
(3) years but prior to the end of seven (7) years following the Effective Date:
Varma (i) dies, becomes permanently disabled or incapacitated (as described in Section 2.03.B), or (ii) ceases to engage personally in performing Manager's obligations under this Agreement, then Owner shall have the right to terminate this Agreement immediately following the completion of a twelve (12) month review period, without recourse by Manager, provided that Owner shall have given notice of such termination at least ninety (90) days prior to the completion of such review period.


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                                   ARTICLE III

                             COMPENSATION OF MANAGER

         3.01 Management Fees

         Manager shall be paid the sum of the following as its management fees:

         A. The Base Management Fee, which shall be retained by Manager from Gross Revenues;

         B. The Short-Term Incentive Fee, which shall be retained by Manager from Operating Profit in accordance with Sections 3.02 and 4.01.

         3.02 Operating Profit

         A. Operating Profit shall be distributed to Owner and to Manager in the following order of priority:

                  1. an amount equal to Owner's Priority shall be paid to Owner;

                  2. if Manager is entitled to same, the Short-Term Incentive Fee shall be paid to Manager; and

                  3. any remaining balance of Operating Profit shall be paid to Owner.

         B. To the extent of available Operating Profit with respect to each Calendar Quarter, Manager shall distribute (within twenty (20) days after the end of each Calendar Quarter) a prorated portion of the Owner's Priority to Owner each such Calendar Quarter, and shall be entitled to retain a prorated portion of the Short-Term Incentive Fee for each such Calendar Quarter based on its good faith estimate of the Short-Term Incentive Fee for the full Fiscal Year.

         C. All distributions to Owner shall be made concurrently with the delivery of Manager's Quarterly Statement.

                                   ARTICLE IV

                               ACCOUNTING MATTERS

         4.01 Accounting, Distributions and Annual Reconciliation

         A. Within twenty (20) days after the close of each calendar month, Manager shall deliver to Owner an interim accounting profit and loss statement showing Gross Revenues, Deductions, Operating Profit, and applications and distributions thereof for the preceding calendar month and on a year-to-date cumulative basis, and within thirty (30) days after the close of each calendar month, Manager shall deliver to Owner a balance sheet for the Golf Club as of the end of the preceding month (collectively, the "Monthly Statement"). Within twenty (20) days after the close of each Calendar Quarter, Manager shall deliver to Owner an interim quarterly accounting profit and Loss statement showing Gross Revenues, Deductions, Operating Profit, and applications and distributions thereof for the preceding Calendar Quarter and on a year-to-date cumulative basis for such Fiscal Year, and within thirty (30) days after the close of each Calendar Quarter, Manager shall deliver to Owner a balance sheet for the Golf Club as of the end of the preceding Calendar Quarter (collectively, the "Quarterly Statement"). The Monthly Statements and Quarterly Statements shall be certified by the controller of the Golf Club. Manager shall transfer to Owner, with each Quarterly Statement, any interim amounts due Owner, subject to Working Capital needs, and shall retain any interim amounts due Manager. With each Monthly Statement and Quarterly Statement, Manager shall provide to Owner Manager's most current estimate of Gross Revenues for the remaining months in the Fiscal Year. With the Quarterly Statement, Manager shall provide to Owner Manager's variance report, segmentation analysis, group activity report and competition survey for each period, together with a period status report regarding uncompleted capital projects and such other information as reasonably requested by Owner.

         B. Within ninety (90) days after the end of each Fiscal Year, Manager shall deliver to Owner annual operating statements for the business of the Golf Club, a balance sheet as of the end of such year, and related statements of income and retained earnings and changes in financial position for the Golf Club for such Fiscal Year audited by an independent certified public accounting firm selected by Owner. The reasonable and customary costs of such audit shall be included as a Deduction.

         C. Calculations and payments of the Short-Term Incentive Fee, the Base Management Fee, and distributions of Operating Profit made with respect to each Calendar Quarter within a Fiscal Year shall be accounted for cumulatively. Within sixty (60) days after the end of each Fiscal Year, Manager shall deliver to Owner a statement (the "Annual Operating Statement") in reasonable detail summarizing the operations of the Golf Club for the immediately preceding Fiscal Year and a certificate of Manager's chief accounting officer certifying that, to the best of his or her knowledge, such Annual Operating Statement is true and correct. The parties shall, within five (5) business days after Owner's receipt of such Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Monthly or Quarterly Statements. No adjustments shall be made for any Operating Loss in any preceding Fiscal Year.

         D. To the extent there is a Working Capital deficiency for any Calendar Quarter, Manager shall advise Owner not less than thirty (30) days in advance of the additional funds to be provided by

Owner. If Owner does not so fund such Working Capital deficit within the thirty
(30) day time period, Manager shall have the right (without affecting Manager's other remedies under this Agreement) to withdraw an amount equal to such deficit from future distributions of funds otherwise due to Owner.

         E. As between Owner and Manager in connection with this Agreement, neither Owner nor Manager shall assume any liabilities which accrued (or would stem solely from events which occurred) prior to the Effective Date. Owner shall indemnify, defend, and hold Manager harmless from and against all claims, Litigation and damages arising from the acts or omissions of any Person performing management functions on behalf of Owner at or for the Golf Club prior to the Effective Date ("Prior Manager"); provided, however, Manager shall not be entitled to the rights and benefits of this sentence in the event both (i) such claims, Litigation or damages arise from the acts or omissions of Varma, individually or in a representative capacity for a Prior Manager, and (ii) Owner is not entitled to indemnification with respect to, or payment of, such claims, Litigation or damages from such Prior Manager.

         4.02 Books and Records

         Books of control and account pertaining to operations at the Golf Club shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts. All such books and records are the property of and shall be available to Owner and its representatives at reasonable times for examination and shall be maintained at the Golf Course or such other location reasonably determined by Owner. Twice a year upon thirty (30) days prior written notice to Manager, Owner may audit by a duly licensed independent certified public accounting firm, examine or review the Annual Operating Statement and/or the books, records and operations of Manager at the Golf Club and/or any subtenants, concessionaires, licensees, and/or assignees relating to the Golf Club as set forth in this Agreement. Owner shall complete such audit within ninety (90) days after commencement thereof. The cost of such audit shall be a Deduction from Gross Revenues. If Owner does not make such an audit or fails to notify Manger in writing that Owner disputes all or some portion of the respective Annual Operating Statement on or before ninety (90) days after receipt by Owner of such Annual Operating Statement, then such Annual Operating Statement shall be deemed to be conclusively accepted by Owner as being correct, and Owner shall have no right thereafter, except in the event of fraud by Manager, to question or examine the same. If such audit discloses that Gross Revenues, gross operating expenses, or any other matter which is the subject of the audit as previously reported for the period audited were inaccurate, Manager or Owner, as the case may be, shall immediately pay to the other party any sums disclosed by such audit as being due and owing, plus interest thereon (at the Prime Rate plus one percent (1%) per annum). Further, if such inaccuracy was in excess of five percent (5%) of the item so being audited, as disclosed by such audit, Manager shall immediately pay to Owner the cost of such audit (and such audit cost shall not be a Deduction). Any dispute concerning the correctness of an audit shall be settled by arbitration in accordance with Section 11.20.

         4.03 Accounts, Expenditures

         A. Manager will deposit all funds derived from operation of the Golf Club in bank accounts (the "Operating Accounts") in a bank or banks, identified and selected by Owner, subject to Manager's reasonable approval. Withdrawals from said Operating Accounts shall be made solely by representatives of Manager whose signatures have been authorized. Reasonable petty cash funds shall be maintained at the Golf Club.

         B. All payments made by Manager hereunder shall be made from the Operating Accounts or petty cash funds. Manager shall not be required to make any advance or payment with respect to the Golf Club except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Golf Club. In any event, if any such liability or obligation is incurred by Manager with respect to the Golf Club, Manager shall have the option to deduct such amounts from Owner's share of Operating Profit if Owner has not fully reimbursed Manager for said amounts within ten (10) days after Owner's receipt of notice from Manager that said amounts are due.

         C. Debts and liabilities incurred by Manager as a result of its operation and management of the Golf Club pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. The provisions of this
Section 4.03.C shall survive Termination.

         4.04 Business Plan

         A. Manager shall deliver to Owner for its review and written approval, at least forty- five (45) days prior to the beginning of each Fiscal Year, a preliminary draft of a business plan ("Business Plan") showing the following:

                  1. Manager's reasonable estimate (on a monthly basis) of Gross Revenues, Deductions, departmental profits and Operating Profits, FF&E Reserve for the upcoming Fiscal Year, itemized by line item, in a reasonable manner consistent with the Uniform System of Accounts (once approved by Owner, the "Operating Budget") together with the assumptions (in narrative form) utilized in preparing the Operating Budget;

                  2. A budget of Manager's recommended renewals, revisions, rebuilding, replacements, substitutions or improvements to the Golf Club for the Fiscal Year which are of a capital nature under the Uniform System of Accounts (once approved by Owner, "Capital Budget");

                  3. A description of the general marketing strategy which Manager intends to implement during the Fiscal Year to optimize both short and long-term profitability of the Golf Club;

                  4. Manager's estimate of any amounts Owner will be requested to provide as Working Capital or to fund expenditures contemplated by the Capital Budget during the Fiscal Year;

                  5. A description of the status of any negotiations relating to a collective bargaining agreement, if any, affecting Golf Club employees;

                  6. A description of the current legal status of pending or threatened suits, actions, proceedings, inquiries, or investigations concerning the Golf Club;

                  7. An organization chart which details a management staffing plan for the upcoming Fiscal Year;

                  8. To the extent not included above, a detailed estimate of all reimbursable costs.

         B. Owner shall have forty-five (45) days after the date on which it receives the proposed Business Plan to review, approve, disapprove or change the entries appearing in the proposed Business Plan (other than the proposed Capital Budget, which is addressed below). If Owner shall disapprove the proposed Business Plan or any portion thereof, Owner shall specify with particularity the reasons for its disapproval and Manager shall, after consultation with Owner, submit to Owner a new proposed Business Plan or appropriate portion thereof within fifteen (15) days after the date of Owner's disapproval. Any further disagreement as to the Business Plan shall be determined pursuant to arbitration in accordance with Section 11.20. The foregoing procedure shall be followed until the proposed Business Plan is fully approved by Owner. Until such time as the new proposed Operating Budget is approved by Owner, the portion approved, if any, shall become effective and the Operating Budget for the previous Fiscal Year, if available, with such changes as Owner may designate, shall remain in effect with respect to the portion of the proposed Operating Budget disapproved by Owner. In conjunction with the preparation and approval of the Business Plan, Owner and Manager shall cooperate to establish an approved Business Plan that is appropriate for the required standard of operations of the Golf Club and for the Golf Club's level of occupancy and consistent with the primary and overriding objective of maximizing the present value of Owner's cash flow from the Golf Club.

         C. Manager shall use its best efforts to limit the costs and expenses incurred by or on behalf of Owner to those included within the approved Operating and Capital Budgets. Manager shall provide Owner with a report with respect to each Calendar Quarter of each Fiscal year summarizing year-to-date performance and providing a forecast for the remainder of the Fiscal Year. Manager may submit for Owner's approval a proposed revision of the Operating or Capital Budget for any Fiscal Year if Manager determines during the course of such Fiscal Year that any changes are in the best interests of the Golf Club operations and, upon Owner's approval thereof, the revised Operating or Capital Budget shall be substituted for the applicable prior budget for the current Fiscal Year.

         D. Manager shall notify Owner whenever, during the course of a Fiscal Year, Manager anticipates or becomes aware that the actual costs and expenses shall exceed an amount equal to 1.05 times the budgeted amounts of costs and expenses with respect to each departmental expense category, each undistributed expense category, or any separate project identified in the approved Capital Budget, and shall provide Owner, in each instance, with a written explanation of the reasons therefor.

         E. Representatives of Manager, including without limitation appropriate corporate executives, shall meet with representatives of Owner on a quarterly basis to review the results of operations for the prior period and forecasts of operations for the Golf Club.

         F. Manager shall diligently operate the Golf Club in accordance with the Business Plan. It is understood, however, that the Business Plan is an estimate only and that unforeseen circumstances such as the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions, may make adherence to the Business Plan impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature.

         4.05 Working Capital

         A. Owner shall, from time to time during the Term, promptly, but no later than sixty (60) days after written request by Manager, advance any additional funds, over and above those required pursuant to this Agreement, necessary to maintain Working Capital at levels determined by Manager to be reasonably necessary to satisfy the needs of the Golf Club as its operation may from time to time require. Funds permanently advanced to establish or maintain adequate Working Capital will be included in Owner's Investment and Owner's Priority computation. If Owner does not so fund additional Working Capital within the said sixty (60) day time period, Manager shall have the right (without affecting Manager's other remedies under this Agreement) to (i) withdraw an amount equal to the funds requested by Manager for additional Working Capital from future distributions of funds otherwise due to Owner or
(ii) Manager may terminate this Agreement upon ninety (90) days prior written notice, provided that such notice is given within ninety (90) days after delivery of Manager's written request for additional funds. Upon Termination, Manager shall, except as otherwise provided in this Agreement, return the outstanding balance of the Working Capital to Owner.

         B. Manager shall cooperate with Owner and Golf Course Lessee in determining the balance of Working Capital upon the termination of the Golf Club Lease.

         4.06 Fixed Asset Supplies

         It is anticipated that funding of initial Fixed Asset Supplies for the Golf Club shall be included in the initial Working Capital funded in accordance with Section 4.05. Owner shall, within thirty (30) days after request by Manager, provide funds from Gross Revenues that are necessary to increase the level of Fixed Asset Supplies to levels determined by Manager, in its good faith judgment, to be necessary to satisfy the needs of the Golf Club as its operation may, from time to time, require. Fixed Asset Supplies shall remain the property of Owner throughout the term of the Agreement and upon Termination (except for those Fixed Asset Supplies which are purchased by Manager pursuant to Section 11.11.E).

                                    ARTICLE V

                      REPAIRS, MAINTENANCE AND REPLACEMENTS

         5.01 Repairs and Maintenance Costs Which Are Expensed

         Manager shall maintain the Golf Club as a first-class, luxury golf facility in good repair and condition, and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes and as may be necessary to maintain and execute preventative maintenance schedules on all equipment used at the Golf Club. The phrase "routine maintenance, repairs, and minor alterations" as used in this
Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the FF&E Reserve) and shall be treated as a Deduction in determining Operating Profit. Manager shall provide Owner with an annual audit of Golf Club machinery, electrical equipment and life safety equipment supervised by a senior engineer and shall oversee the implementation of any action plans resulting thereof.

         5.02 FF&E Reserve

         A. Beginning November 1, 2000, Manager shall establish a book reserve account (the "FF&E Reserve") that will reflect additions (plus accrued interest based upon rates earned by other operating accounts maintained by the Golf Club) each Calendar Quarter, to cover the cost of:

                  1. replacements, renewals and additions to the FF&E at the Golf Club; and

                  2.       Special Capital Expenditures.

         B. With each Quarterly Statement, Manager shall also submit to Owner a detailed request for funds to cover the cost of replacements, renewals and additions to the Golf Club FF&E and Special Capital Expenditures in accordance with the FF&E Budget. Subject to the further provisions of this Agreement, Owner shall provide such funds from the FF&E Reserve within thirty (30) days after Manager's request.

         C. During the Term, the FF&E Reserve will reflect an addition of an amount equal to (i) three percent (3%) of Gross Revenues attributable to the Golf Club for each Calendar Quarter. All amounts accounted for in the FF&E Reserve pursuant to this Section 5.02.C shall be a Deduction from Gross Revenues.

         D. Manager shall prepare an annual budget estimate (the "FF&E Budget") of the expenditures necessary for (1) replacements, renewals and additions to the FF&E of the Golf Club, and (2) Special Capital Expenditures, during the ensuing Fiscal Year and the four (4) succeeding Fiscal Years, including anticipated major Capital Expenditures in these four (4) years, and shall deliver the FF&E Budget to Owner for its review and written approval, at the same time as Manager submits the preliminary business plan described in Section 4.04.A. Owner agrees that it will approve all items necessary to maintain the Golf Club in accordance with Luxury Country Club Standards and as required by law and, in the event of any disapproval, Owner shall specify each item disapproved and the reasons therefore in writing to Manager within thirty (30) days after receipt of the FF&E Budget. The FF&E Budget shall also indicate the estimated time schedule for making such replacements, renewals, and additions.

         E. Manager shall (endeavoring in good faith to comply with the applicable FF&E Budget) from time to time make such (1) replacements, renewals and additions to the FF&E of the Golf Club, and (2) Special Capital Expenditures, as Manager deems necessary, up to the balance in the FF&E Reserve. No expenditures will be made in excess of said balance without the prior written approval of Owner. At the end of each Fiscal Year, any amounts remaining in the FF&E Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Golf Club shall be added to the FF&E Reserve. The FF&E Reserve will be kept on the books of Owner. Proceeds from the disposition of FF&E shall reduce the required transfers to the FF&E Reserve set forth in subsection B above, but shall not be included in Gross Revenues.

         F. As the Golf Club ages, the percentage of Gross Revenues which is set forth in Section 5.02.C may not be sufficient to keep the FF&E Reserve at the levels necessary to make the replacements, renewals, and additions to the FF&E of the Golf Club, or to make the Special Capital Expenditures, which are required to maintain the Golf Club in accordance with the Luxury Country Club Standards. If Manager reasonably believes (and so notifies Owner) that the funding of the FF&E Reserve (with respect to the following Fiscal Year or any subsequent Fiscal Year) will not be adequate to maintain the Golf Club in accordance with Luxury Country Club Standards, Manager shall so notify Owner in writing ("Notice for Additional FF&E Reserve"). The Notice for Additional FF&E Reserve shall set forth, by specific categories, the amount and use of the additional funds required for the FF&E Reserve as reasonably determined by Manager in good faith. In the event Owner disagrees with the amount or use of funds proposed by Manager in the Notice for Additional FF&E Reserve, Manager and Owner shall negotiate in good faith, for a period not to exceed thirty (30) days, to reach a mutually acceptable resolution (the agreed upon amounts and/or uses being referred to as the "Agreed Upon FF&E Increase"). Thereafter, Owner shall elect one or the other of the following two (2) alternatives:

                  1. to agree in writing to increase the annual percentage in
Section 5.02.C to provide the Agreed Upon FF&E Increase; or

                  2. to make a lump sum contribution to the FF&E Reserve in the amount of the Agreed Upon FF&E Increase.

         The failure of the parties to agree upon an Agreed Upon FF&E Increase or the failure or refusal by Owner either to agree in writing to Section 5.02.F.1 above, or to provide the funds required in accordance with Section 5.02.F.2 above, within sixty (60) days after expiration of the foregoing thirty
(30) day negotiation period shall result in Termination of the Performance Hurdles (hereafter defined), but shall not be an Event of Default by either party. Upon "Termination of the

Performance Hurdles" (i) the provisions of Section 2.02 (and references in this Agreement to such section) shall be null, void and of no further effect, and
(ii) Manager's option to renew the Term of this Agreement as set forth in
Section 2.01 shall no longer be conditioned upon achievement of an Owner ROI of at least ten percent (10%) per annum for the two (2) Fiscal Years immediately preceding the final Fiscal Year of the then existing Term.

         5.03 Capital Expenditures

         A. Manager shall prepare an annual estimate (the "Building Estimate") of all Capital Expenditures. Manager shall submit the Building Estimate to Owner for its approval at the same time as Manager submits the preliminary business plan described in Section 4.04.A. Manager shall not make any Capital Expenditures without the prior written approval of Owner, unless specifically permitted herein.

         B. Notwithstanding the provisions of Section 5.03.A, Manager shall be authorized to take appropriate remedial action (including making any necessary Capital Expenditures) without receiving Owner's prior consent in the following circumstances: (i) if there is an emergency threatening the Golf Club, its guests, invitees or employees; or (ii) if the continuation of the given condition would subject Manager and/or Owner to civil or criminal liability, and if Owner has either failed to remedy the situation or has failed to take appropriate legal action to stay the effectiveness of any applicable Legal Requirement, provided, that Manager may not take any such action without first notifying Owner (or, in the case of an emergency, using its best efforts to notify Owner). Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein. Owner shall, upon written request by Manager, promptly reimburse all expenditures made by Manager pursuant to this Section 5.03.B.

         C. The cost of all Capital Expenditures (including the expenses incurred by either Owner or Manager in connection with any civil or criminal proceeding described above) shall be borne solely by Owner, and shall not be paid from Gross Revenues nor from the FF&E Reserve.

         D. Owner shall not unreasonably withhold its approval with respect to Capital Expenditures as are: (i) required, in Manager's reasonable judgment, to keep the Golf Club in a first-class, competitive, efficient and economical operating condition in accordance with Luxury Country Club Standards; or (ii) required by reason of any Legal Requirement, or otherwise required for the continued safe and orderly operation of the Golf Club. It shall be an Event of Default by Owner (and Manager shall be entitled to exercise any of the remedies described in Article IX hereof) if Owner either (a) unreasonably withholds its approval of any Capital Expenditure described in the preceding sentence, or (b) fails to provide funding for any such Capital Expenditure, which was previously approved by Owner, within sixty (60) days after the submission to Owner of the Building Estimate requesting such Capital Expenditure.

         5.04 Ownership of Replacements

         All repairs, alterations, improvements, renewals or replacements made pursuant to Article V, and all amounts kept in the FF&E Reserve, shall, except as otherwise provided in this Agreement, be the property of Owner.

                                   ARTICLE VI

                       INSURANCE, DAMAGE AND CONDEMNATION

         6.01 Insurance

         A. Manager shall, commencing with the Effective Date and thereafter during the Term of the Agreement, procure and maintain, with insurance companies that have an A.M. Best Insurance Guide Rating of not less than A-VIII, a minimum of the following insurance:

                  1. Property insurance on the Golf Club Improvements and contents against loss or damage by fire, lightning and all other risks (including earthquake and flood in reasonable amounts if and as determined by Owner and Manager) covered by a "Special Form" (formerly "All Risk") policy, and an agreed amount endorsement (or its equivalent), all in an amount not less than one hundred percent (100%) (less excavation and foundation costs) of the replacement cost thereof;

                  2. Boiler and machinery insurance against loss or damage (direct and indirect) to boilers, pressure vessels, air conditioning systems, machinery and electrical equipment to the extent applicable to the Golf Club;

                  3. Business income (formerly "business interruption") insurance on a "Special Form" policy and written on an actual loss sustained basis, covering loss of profits and necessary continuing expenses, for not less than twelve (12) months, for interruptions caused by any occurrence covered by the insurance referred to in Sections 6.01.A.1 and 2 of a type and in amounts as are generally established by Manager at similar Golf Clubs it owns, leases or manages;

                  4. Commercial general liability insurance, on an occurrence basis, covering against claims for bodily injury, including death, personal and advertising injury or property damage occurring on, in, or about the Golf Club, including liquor law or "dram shop" liability (if liquor or alcoholic beverages are served on the managed property), with a combined single limit for each occurrence of not less than One Million Dollars ($1,000,000) and Two Million Dollars ($2,000,000) in the aggregate;

                  5. Business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Manager providing a minimum combined single limit of One Million Dollars ($1,000,000);

                  6. Garagekeepers legal liability insurance to cover both comprehensive and collision-type losses with a limit of liability of Two Million Dollars ($2,000,000) for any one occurrence;

                  7. Workers' compensation as may be required under applicable laws covering all of Manager's employees at the Golf Club, and employer's liability insurance in an amount of at least $500,000 per occurrence;

                  8. Umbrella liability insurance in excess of the liability coverage set forth above in Sections 6.01.A.4, A.5 and A.7 (employers liability only) with limits no less than One Hundred Million Dollars ($100,000,000);

                  9. Fidelity bonds or a blanket commercial crime policy with reasonable limits to be determined by Manager, covering its employees in job classifications normally bonded in other similar Golf Clubs it leases or manages under the name of Manager or any of its Affiliates in the United States or as otherwise required by law to the extent Manager and Owner mutually agree it is necessary for the Golf Club, which fidelity bonds or blanket commercial crime policy shall be endorsed to include safe deposit box legal liability and innkeeper's legal liability; and

                  10. Such other insurance in amounts reasonably requested by Owner after consultation with Manager for protection against claims, liabilities and losses arising out of or connected with the operation of the Golf Club.

         B. All insurance described in Section 6.01.A may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified in this Agreement.

         C. The policies of insurance required under Sections 6.01.A.1 and A.2 shall be carried in the name of Owner, all other policies required hereunder shall be carried in the name of the Manager. The policies required under Sections 6.01.A. 3, 4, 5, 6, 8 and 9 shall include the owner of the Golf Club and any lessee of the Golf Club as an additional insured and include a waiver of subrogation in favor of the Owner. Upon notice by the Owner, Manager shall also have the policies required under Sections 6.01.A.1, 2, and 3 include any Mortgagee as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear.

         D. Manager shall deliver to Owner certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof. All certificates of insurance provided for under this Section 6.01 shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) days' prior written notice to the certificate holder. Each insurer mentioned in this Section 6.01 shall agree, by endorsement to the policy or policies issued to it, or by independent instrument furnished to Crescent Real Estate Equities Limited Partnership, that it will provide Crescent Real Estate Equities Limited Partnership thirty (30) days written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

         E. Insurance premiums and any other costs or expenses with respect to the insurance required under Section 6.01.A., including any Insurance Retention (as defined below), shall be paid from Gross Revenues as Deductions. Such premiums and costs, if applicable, shall be allocated on an equitable basis to the properties participating under Manager's blanket insurance. Any reserves, losses, costs or expenses which are uninsured shall be treated as a cost of insurance and shall be Deductions. Upon termination of this Agreement, a reserve in an amount acceptable to Manager and Owner (as determined, in the absence of mutual agreement, by arbitration pursuant to Section 11.20) shall be established from Gross Revenues to cover the amount of any Insurance Retention and all other costs which will eventually have to be paid by either Owner or Manager with respect to pending or contingent claims, including those which arise after termination for causes arising during the Term of the Agreement. If Gross Revenues are insufficient to meet the requirements of such reserve, Owner shall deliver to Manager, within ten (10) days after receipt of Manager's written request therefor, the sums necessary to establish such reserve; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager's other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the Working Capital funds or any other funds of Owner held by or under the control of Manager. For purposes of this Section 6.01.E, "Insurance Retention" shall mean the amount of any loss or reserve under Manager's blanket insurance which is allocated to the Golf Club, not to exceed the higher of (A) the maximum per occurrence limit established for similar Golf Clubs participating in such programs, or (B) the insurance policy deductible on any loss which may fall within high hazard classifications as mandated by the insurer (e.g., earthquake, flood, windstorm on coastal properties, etc.). If the Golf Club is not a participant under Manager's blanket insurance, "Insurance Retention" shall mean the amount of any loss or reserve allocated to the Golf Club, not to exceed the insurance policy deductible.

         F. Owner may, at its option, by written notice to Manager which shall be delivered no later than ninety (90) days prior to the inception of the insurance policies required in Sections 6.01.A.1 and 2, procure and maintain the insurance specified in Section, 6.01.A.1 and 2, subject to the following terms and conditions:

                  1. All such policies of insurance shall be carried in the name of Owner, with Manager as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear. The documentation with respect to each secured loan shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Sections 6.01.A.1 and 2 shall be available for repair and restoration of the Golf Club, to the extent required pursuant to Section 6.01.C. However, any holder of such secured loan shall be entitled to impose reasonable conditions on the disbursement of insurance proceeds for the repair and/or restoration of the Golf Club, including a demonstration by Owner and/or Manager that the amount of such proceeds (together with other funds Owner agrees to make available) is sufficient for such purpose.

                  2. Owner shall deliver to Manager certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof.

                  3. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) days' prior written notice to the certificate holder.

                  4. To the extent the premiums for such insurance coverage shall exceed the premiums for such insurance under Manager's policies, such excess shall not be treated as a Deduction.

                  5. Should the Golf Club meet the insurability criteria of Manager and Owner nevertheless exercises its right to obtain the insurance described in this Section 6.01.F, Owner acknowledges that Manager is under no obligation to thereafter include the Golf Club in its blanket insurance program (with respect to the coverage described in Sections 6.01.A.1, 2 and 3) for the balance of the Term of this Agreement. However, upon a Sale of the Golf Club, a successor Owner shall have the right, notwithstanding the fact that the previous Owner may have obtained insurance in accordance with this Section 6.01.F, to have the Golf Club included in Manager's blanket insurance program (provided that the Golf Club, as of that point in time, satisfies the applicable criteria for admission to such program, as established by the program's insurance carriers) by making a written request to Manager for such inclusion not later than thirty (30) days after the date on which such party becomes the Owner.

                  6. All insurance procured by Owner hereunder shall be obtained from reputable insurance companies authorized to issue insurance in the State of California and reasonably acceptable to Manager.

         G. Increase in Limits. If Owner at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Manager and Owner shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section.

         6.02 Damage and Repair

         A. If, during the Term, the Golf Club is damaged by a Minor Casualty, Manager shall, with commercially reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Golf Club. Owner's consent shall not be needed for Manager to perform any of the foregoing, all of which shall be performed in accordance with Manager's reasonable judgment. Owner agrees to sign promptly any documents which are reasonably necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers.

         B. If, during the Term, the Golf Club suffers a Total Casualty, this Agreement shall be terminable at the option of either party upon ninety (90) days' written notice to the other party. Such notice must be sent within thirty (30) days after the date of the Total Casualty. In the event that (i) insurance proceeds actually received by Owner are sufficient to replace and/or rebuild the Golf Club, and (ii) Owner so elects to terminate this Agreement (notwithstanding receipt of insurance proceeds sufficient to replace and/or rebuild the Golf Club), then Owner will pay to Manager the Termination Fee, such payment to be made on or before the ninetieth
(90th) day after the date on which Owner notifies Manager of its election to terminate this Agreement.

         C. If, during the Term, the Golf Club is damaged by fire, casualty or other cause to a greater extent than a Minor Casualty, but not to the extent of a Total Casualty, or if the Golf Club suffers a Total Casualty but neither party elects to terminate under Section 6.02.B, Owner shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Golf Club to the same condition as existed previously. Manager shall have the right to discontinue operating the Golf Club to the extent it deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Golf Club. To the extent available, proceeds from the insurance described in Section 6.01 of this Agreement shall be applied to such repairs and/or replacements. If Owner does not elect to terminate this Agreement under Section 6.02.B and fails to promptly commence the repairing and/or replacement of the Golf Club so that it shall be substantially the same as it was prior to such damage or destruction, such failure shall be an Event of Default by Owner.

         6.03 Condemnation

         A. In the event all or substantially all of the Golf Club shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Golf Club shall be so taken, but the result is that it is unreasonable to continue to operate the Golf Club in accordance with the standards required by this Agreement, this Agreement shall terminate. Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any compensation to which they may be entitled.

         B. In the event a portion of the Golf Club shall be taken by the events described in Section 6.03.A, or the entire Golf Club is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Golf Club, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Golf Club equivalent to its condition prior to such event shall be used for such purpose; and Manager shall have the right to discontinue operating the Golf Club to the extent it deems necessary for the safe and orderly operation of the Golf Club.

                                   ARTICLE VII

                                      TAXES

         7.01 Real Estate and Personal Property Taxes

         A. Except as specifically set forth in subsection B below, all real estate and personal property taxes, levies, assessments and similar charges on or relating to the Golf Club ("Impositions") during the Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Golf Club or upon the Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within ten (10) business days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Golf Club. Either Owner or Manager (in which case Owner agrees to sign the required applications and otherwise cooperate with Manager in expediting the matter) may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner's behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities.

         B. The word "Impositions" as used in this Agreement shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the FF&E Reserve:

                  1. Any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Article III hereof, but not including any property taxes which are assessed on the basis of income or revenues generated by the Golf Club);

                  2. Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Golf Club (regardless of whether or not they also benefit other buildings), which assessments shall be treated as capital costs of construction and not as Deductions;

                  3. "Impact Fees" (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits, which impact fees shall be treated as capital costs of construction and not as Deductions; or

                  4. "Tax-increment financing" or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Golf Club by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.


                                  ARTICLE VIII

                           OWNERSHIP OF THE GOLF CLUB

         8.01 Ownership of the Golf Club

         A. During the Term and any Renewals, Owner hereby covenants that it holds good and marketable fee title to the Site and that it will have, keep, and maintain good and marketable fee title to the Golf Club free and clear of any and all liens, encumbrances or other charges (or in the event of a lease of the Golf Club, the lessee holds a valid leasehold interest in the Site) except as follows:

                  1. Easements or other encumbrances (other than those described in subsections 2 and 3 hereof) that do not materially and adversely affect the operation of the Golf Club by Manager and that are not prohibited pursuant to
Section 8.04 of this Agreement;

                  2. Liens on encumbrances related to equipment used in the operation of the Golf Club;

                  3. Mortgages;

                  4. Liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable or due and payable but payment is in good faith being contested; or

                  5. The Golf Club Lease.

         B. Owner shall pay and discharge, on or before the due date, any and all payments due under any Mortgage that Owner has entered into with respect to the Golf Club. Owner shall indemnify, defend, and hold Manager harmless from and against all claims, Litigation and damages arising from the failure to make any such payments as and when required; and this obligation of Owner shall survive Termination. Manager shall have no responsibility for payment of debt service due with respect to the Golf Club, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner.

         C. Owner covenants that, so long as Manager is not in Default under this Agreement, Manager shall quietly hold, occupy and enjoy the Golf Club throughout the Term hereof free from hindrance, ejection or molestation by Owner or other party claiming under, through or by right of Owner. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation.

         D. Manager and Owner agree that during the Term, Owner may lease the Golf Club to any Person on terms and conditions acceptable to Owner in its sole and absolute discretion. Manager, Owner and Golf Club Lessee acknowledge that the Golf Club is currently leased by Owner to Golf Club Lessee pursuant to the Golf Club Lease, and Golf Club Lessee executes this Agreement to evidence its agreement that, until such time as all of Owner's obligations under this Agreement have been satisfied in full, the Golf Club Lease and all terms and provisions thereof shall be subject to and unconditionally subordinate in all respects to this Agreement (including without limitation the respective obligations and liabilities, and the respective rights, privileges, and powers, of Owner and Manager under this Agreement and any renewals, extensions, modifications or assignments hereof). During the term of the Golf Club Lease, but not thereafter, Owner hereby assigns to Golf Club Lessee (an Affiliate of Crescent Operating, Inc.) all of Owner's interest in this Agreement, and all of Owner's rights, benefits, and privileges under this Agreement shall be vested in Golf Club Lessee throughout the term of the Golf Club Lease and upon termination of the Golf Club Lease, for whatever reason, shall automatically revert to Owner without the necessity of any action on the part of the Owner hereunder.

         8.02 Mortgages

         Owner shall be permitted to encumber the Golf Club and/or the Site with any Mortgage.


         8.03 Subordination Agreement.

         A. At Owner's request, Manager shall execute an instrument ("Subordination Agreement") reasonable satisfactory to Manager and any Mortgagee, which shall be recordable in the jurisdiction where the Golf Club is located pursuant to which:

                  1. This Agreement and any extensions, renewal, replacements or modifications there, and all right and interest of Manager in and to the Golf Club, shall be subject and subordinate to such Mortgage; and

                  2. Manager shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner.

Notwithstanding the foregoing, Manager shall not be obligated to execute a Subordination Agreement with respect to any Mortgage for which the loan-to-value ratio, as determined by the lender under such Mortgage, exceeds seventy percent (70%).

         B. Owner shall use commercially reasonable efforts to obtain in the Subordination Agreement the terms of this Section 8.03.B. In the event that there is a Foreclosure of such Mortgage (or a deed in lieu of Foreclosure), or other exercise by such Mortgagee (or its successor) of its remedies in the event of default, in connection with which title or possession of the Golf Club is transferred to the Mortgagee (or its designee) or to a purchaser at Foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as "Subsequent Owners"), Manager shall not be disturbed in its rights under this Agreement so long as Manager is not in Default hereunder.

         C. Notwithstanding the subordination of this Agreement which is described in Section 8.03.A (or any subsequent subordination to any other Mortgage), if, in connection with the exercise by any Mortgagee of its remedies under any Mortgage, there is a material adverse impact upon the operation of the Golf Club by Manager in accordance with the Luxury Country Club Standards (such as, for example, the imposition of material restrictions upon expenditures from the FF&E Reserve by Manager, where such restrictions are not set forth in this Agreement), the foregoing shall be deemed to be an Event of Default by Owner entitling Manager to all of the remedies set forth in Article IX.

         8.04 No Covenants, Conditions or Restrictions

         A. Owner covenants that, from and after the Effective Date and during the Term of this Agreement, Owner shall not (unless Manager has given its prior written consent thereto) create or cause or suffer to be caused any covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (collectively referred to as "CC&Rs") affecting the Site or the Golf Club (i) which would prohibit or substantially limit Manager from operating the Golf Club in accordance with the Luxury Country Club Standards, including related amenities proposed for the Golf Club; (ii) which would legally entitle the Golf Club facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Golf Club;
(iii) other than leases entered into by Owner, which would allow the Golf Club facilities to be used for specified charges or rates which have not been approved by Manager; or (iv) which would subject the Golf Club to exclusive arrangements regarding food and beverage operation or retail merchandise.

         B. Unless otherwise agreed by both Owner and Manager, all financial obligations imposed on Owner or on the Golf Club pursuant to any CC&Rs shall be paid by Owner from its own funds, and not from Gross Revenues or from the FF&E Reserve. Manager's consent to any such CC&Rs shall be conditioned (among other things) on satisfactory evidence that: (i) the CC&R in question provides a reasonable and cost-effective benefit to the operation of the Golf Club; (ii) the costs incurred (including administrative expenses) pursuant to such CC&R will be both reasonable and allocated to the Golf Club on a reasonable basis; and (iii) no capital expenditures incurred pursuant to said CC&R will be paid as a Deduction (but rather, such capital expenditures will be paid separately by Owner).

         8.05 Liens; Credit

         Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Golf Club which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Golf Club, other than the lease or financing of equipment for use at the Golf Club. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall either party borrow money in the name of or pledge the credit of the other.

         8.06 Amendments Requested by Mortgagee

         A. If requested by any Mortgagee or prospective Mortgagee, Manager agrees to execute and deliver any amendment of this Agreement that is reasonably required by such Mortgagee or prospective Mortgagee, provided that Manager shall be under no obligation to amend this Agreement if the result of such amendment would be: (i) to reduce, defer or delay the amount of any payment to be made to Manager hereunder; (ii) to materially and adversely increase Manager's obligations or affect Manager's rights under this Agreement; (iii) to change the Term of this Agreement; (iv) to cause the Golf Club to be operated other than pursuant to the Luxury Country Club Standards and other provisions hereof; or
(v) to amend Section 5.02 or Section 5.03. Any such amendment shall be in effect only for the period of time in which such Mortgage is outstanding.

         B. Notwithstanding the provisions of Section 8.06.A, if a Mortgagee or prospective Mortgagee requests that Manager enter into an amendment of this Agreement which would impose additional duties (for example, an increase in the reporting requirements or in the record-keeping requirements, or adding the obligation to prepare parallel accounting statements using a different fiscal year) on Manager, or would otherwise adversely affect Manager's rights under this Agreement, but not to the degree of materiality which would be prohibited under Section 8.06.A, and with respect to which Manager believes, in its good faith judgment, that it can be adequately compensated, Manager hereby agrees that it will execute and deliver such requested amendment of this Agreement, provided that Owner compensates Manager for the additional burden imposed by such amendment that relate directly to the Golf Club. It is understood that the word "burden," as used in the preceding sentence, shall encompass not only additional work to be performed by Manager, but also the adverse effect on the Short-Term Incentive Fee which would be caused by requiring increased services to be provided to the Golf Club by third parties and by paying from Gross Revenues any other expenses incurred by Manager in meeting such additional obligations. Any dispute as to the additional compensation to which Manager is entitled pursuant to this Section 8.06.B. shall be resolved by arbitration pursuant to Section 11.20.


                                   ARTICLE IX

                                    DEFAULTS

         9.01 Events of Default

         Each of the following shall constitute a "Default" under this Agreement.

         A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due. Upon the occurrence of any Default by either party (referred to as the "defaulting party") as described under this subsection A, said Default shall be deemed an "Event of Default" under this Agreement.

         B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party. Upon the occurrence of any Default by either party as described under this subsection B, said Default shall be deemed an "Event of Default" under this Agreement.

         C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree's continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive). Upon the occurrence of any Default by either party as described under this subsection C, said Default shall be deemed an "Event of Default" under this Agreement.

         D. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement. Upon the occurrence of any Default by either party as described under this subsection D, said Default shall be deemed an "Event of Default" under this Agreement if the defaulting party fails to cure such Default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure.

         E. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party's receipt of written notice from the non-defaulting party of said failure. Upon the occurrence of any Default by either party as described under this subsection E, said Default shall be deemed an "Event of Default" under this Agreement if the defaulting party fails to cure the Default within thirty (30) days after receipt of written notice from the non-defaulting party demanding such cure, or, if the Default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such Default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion.

         9.02 Remedies

         Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (1) if the Event of Default has a material adverse impact on the non-defaulting party, to terminate this Agreement by written notice to the defaulting party, which termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least thirty (30) days after the date of said notice and further provided that either party may extend the foregoing period of thirty (30) days to seventy-five (75) days (or such longer period of time as may be necessary under Legal Requirements pertaining to termination of employment); (2) to institute forthwith any and all proceedings permitted by law or equity including, without limitation, actions for specific performance and/or damages; and/or (3) to avail itself of the remedies described in Section 9.03.

         9.03 Additional Remedies

         A. Upon the occurrence of a Default by either party under the provisions of Section 9.01.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Default occurred.

         B. Upon the occurrence of a Default by Owner under the provisions of
Section 9.01.D, Manager shall have the right (without affecting Manager's other remedies under this Agreement) to withdraw the amount (plus accrued interest as described in 9.03.A above) owed to Manager by Owner from distributions otherwise payable to Owner pursuant to Sections 3.02 and 4.01 of this Agreement.

         C. Manager and/or any Affiliate shall be entitled, in case of any breach of the covenants of Sections 11.11.E, F, or G or of Section 11.12 by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law.

         D. Except as provided, the remedies granted under Sections 9.02 and
9.03 shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination.


                                    ARTICLE X

                               ASSIGNMENT AND SALE

         10.01 Assignment

         A. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner; provided, however, that Manager shall have the right, without Owner's consent, to lease shops or grant concessions at the Golf Club so long as the terms of any such leases or concessions do not exceed the Term of this Agreement, subject to Owner's right to consent as set forth in Section 1.02 and elsewhere in this Agreement.

         B. Owner shall not assign or transfer its interest in this Agreement without the prior written consent of Manager; provided, however, that Owner shall have the right, without such consent, to (1) assign its interest in this Agreement to Crescent Operating, Inc., Crescent Real Estate Equities Limited Partnership, Crescent Real Estate Equities, Ltd., Sonoma Spa Golf Clubs, L.P. or any of their Affiliates or any successors of the foregoing, (2) conditionally assign this Agreement as security for a Mortgage of the Golf Club in accordance with this Agreement, and (3) assign its interest in this Agreement in connection with a Sale of the Golf Club.

         C. In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement, and shall inure to the benefit of, and be binding upon, its successors, heirs, legal representatives, or assigns. In the event Owner assigns this Agreement in accordance with the terms hereof and thereby causes its assignee to assume all of Owner's obligations hereunder, Owner shall thereby be released from the obligations of Owner under this Agreement to the extent such obligations accrue on or after the effective date of the assumption by Owner's assignee.

         10.02 Sale of the Golf Club

         A. At any time during the Term, Owner shall be entitle to sell, assign, transfer or otherwise dispose of the Golf Club subject to the further provisions of this Agreement.

         B. Unless this Agreement is terminated in accordance with Section 10.03, no Sale of the Golf Club shall reduce or otherwise affect: (i) the current level of Working Capital; (ii) the outstanding balance deposited in the FF&E Reserve; or (iii) the outstanding balance in any of the Operating Accounts maintained by Manager pursuant to this Agreement. If, in connection with any Sale of the Golf Club, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the buying Owner to replenish those deposits (in the identical amounts) simultaneously with such withdrawal. The selling Owner is hereby contractually obligated to Manager to ensure that such replenishment in fact occurs. The obligations described in this Section 10.02.B shall survive such Sale of the Golf Club.

         C. The terms and provisions of this Agreement shall be binding upon all successors to Owner's interest in the Site and/or the Golf Club. Each selling Owner shall be obligated to Manager to obtain from each buying Owner an assumption of this Agreement. The foregoing obligation of the selling Owner shall survive any Sale of the Golf Club.

         10.03 Termination on Sale of Golf Club

         Owner shall have the right to terminate this Agreement upon the Sale of the Golf Club if the Golf Club is sold in a bonafide arms length transaction to a non-related entity (where no shareholder or partner of Owner holds any ownership interest in such new entity, other than ownership of a non-controlling interest) and Owner is not in default under the terms of this Agreement by notice given pursuant to Section 11.07. Such Termination shall be effective in accordance with the following: Owner shall notify Manager of its election to terminate this Agreement pursuant to the provisions of this Section
10.03 by delivery of a written notice ("Sale Termination Notice") setting forth Owner's intention to terminate this Agreement and the anticipated date on which this Agreement shall terminate, which notice shall be delivered at least ninety
(90) days prior to the projected termination date. Notwithstanding the foregoing, in the event the Sale Termination Notice is delivered to Manager less than twelve (12) months prior to the projected termination date, Owner shall be obligated to pay Manager the Base Management Fee for twelve (12) months following the Sale Termination Notice (without regard to a prior termination of this Agreement pursuant to this Section 10.03). In the event Owner is obligated under this Section 10.03 to pay Manager the Base Management Fee for any period following the termination of this Agreement pursuant to this Section 10.03, the amount of such Base Management Fee shall be the amount of the Base Management Fee paid by Owner to Manager for the corresponding period in the immediately preceding Fiscal Year. Owner may, not less than thirty (30) days prior to the projected termination date of this Agreement as set forth in a Sale Termination Notice, withdraw such Sale Termination Notice (in which case, this Agreement shall continue in full force and effect as if such Sale Termination Notice had not been previously delivered to Manager).

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 Right to Make Agreement

         Each party warrants, with respect to itself, that neither the execution of the Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term of the Agreement and any extensions thereof, the full right to enter into the Agreement and perform its obligations hereunder.

         11.02 Consents and Cooperation

         Wherever in the Agreement the consent or approval of Owner or Manager is required, such consent or approval shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. Additionally, Owner agrees to cooperate with Manager by executing such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith by Manager and pertaining to the Golf Club that are consistent with the terms of this Agreement and, in Manager's reasonable judgment, should be made in the name of the Owner of the Golf Club.

         11.03 Relationship

         Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner or joint venturer with Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager.

         11.04 Applicable Law

         The Agreement shall be construed under and shall be governed by the laws of the state of Texas.

         11.05 Recordation

         The terms and provisions of the Agreement shall run with the parcel of land designated as the Site, and with Owner's interest therein, and shall be binding upon all successors to such interest. Simultaneously with the execution of this Agreement, the parties shall execute a recordable "Memorandum of Management Agreement," in the form which is attached hereto as Exhibit B. The Memorandum shall be recorded or registered promptly following the Effective Date in the jurisdiction in which the Golf Club is located. The Memorandum shall not be a lien against Owner's interest in the Site. Any cost of such recordation shall be reimbursed from Gross Revenues and treated as a Deduction. Upon termination of this Agreement, Owner and Manager shall execute a written notice of such termination in recordable form.

         11.06 Headings

         Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

         11.07 Notices

         Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

         To Owner:                      Crescent Real Estate Funding VIII, L.P.
                                        777 Main Street, Suite 2100
                                        Fort Worth, TX 76102
                                        Attn:  Senior Vice President and Chief
                                          Investment Officer
                                        Facsimile: (817) 321-2000

         and                            Crescent Real Estate Funding VIII, L.P.
                                        777 Main Street, Suite 2100
                                        Fort Worth, TX   76102
                                        Attn:  Legal Department
                                        Facsimile:  (817) 321-2000

         with copy to:                  Brown McCarroll & Oaks Hartline, LLP
                                        300 Crescent Court, Suite 1400
                                        Dallas, Texas 75201
                                        Attn: Robert W. Dupuy
                                        Facsimile: (214) 999-6170

         To Manager:                    Sonoma Management Corp. I
                                        c/o Sonoma Holdings I, LLP
                                        306 W. 7th Street, Suite 1025
                                        Fort Worth, TX 76102
                                        Attn: Sanjay Varma
                                        Facsimile: 817/317-0665

         with copy to:                  Gray, Harris & Robinson
                                        201 East Pine Street, Suite 1200
                                        Orlando, Florida 32801
                                        Attn: Byrd F. Marshall
                                        Facsimile: (407) 244-5690

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service by no later than the second business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

         11.08 Environmental Matters

         A. At all times during the term of this Agreement, Manager shall fully comply with Environmental Laws applicable to the Golf Club and its operations. Manager shall at all times use diligent efforts to determine if any Hazardous Material is being used, released, disposed or discharged at or from the Golf Club, including, without limitation, the engagement of professional environmental engineers to perform such environmental studies or tests as may be approved by Owner. If any Hazardous Material is discovered at the Golf Club, Manager shall not disturb, release or dispose of (or permit to be disturbed, released or disposed of) any such Hazardous Material except in strict compliance with a remediation and/or removal program approved by Owner. Additionally, without the prior consent of Owner, which may be withheld in its sole and absolute discretion, Manager shall not permit on the Golf Club (a) any dry cleaning operations, (b) any activity requiring a permit under any Environmental Laws, even if the permit has been or can be obtained, (c) any activity generating any Hazardous Materials as waste or using Hazardous Materials, other than (i) kitchen grease traps, (ii) pool and spa chemicals, fertilizers and pesticides in reasonable quantities relative to the needs of the Golf Club which are properly stored, handled and disposed of, and (iii) other Hazardous Materials in small quantities that are typically used in the operations of the Golf Club.

         B. Manager and Owner each agrees to give the other prompt written notice of (1) all Environmental Liabilities; (2) all pending, threatened or anticipated proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any Environmental Authorization required for operation of the Golf Club; (3) all Releases at, on, in, under or in any way affecting the Golf Club, or any Release known by Owner or Manager, as the case may be, at, on, in or under any property adjacent to the Golf Club;

and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters. Manager and Owner each agrees to defend, indemnify and save harmless the other and its Affiliates from and against any and all Environmental Liabilities to the extent that the same were caused by the intentionally wrongful or grossly negligent acts or omissions of Manager or Owner, as the case may be, or any of their employees at the Golf Club.

         C. For the purposes of this Section 11.08, the following terms shall have the meanings set forth below:

         "Environmental Authority" shall mean any department, agency or other body or component of any government that exercises any form of jurisdiction or authority under any Environmental Law.

         "Environmental Laws" shall mean all applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         "Environmental Liabilities" shall mean any and all actual or potential obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, any court costs and reasonable amounts for attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any proceeding, regardless of whether such proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Owner, Manager, any predecessor in interest, the Golf Club or any property used therein and arising out of:

                  (a) the failure to comply at any time with any Environmental Law applicable to the Golf Club;

                  (b) the presence of any Hazardous Materials on, in, under, at or in any way affecting the Golf Club;

                  (c) a Release or threatened Release of any Hazardous Materials on, in, at, under or in any way affecting the Golf Club;

                  (d) the identification of Manager, Owner or any predecessor in interest as a potentially responsible party under any Environmental Law;

                  (e) the presence at any time of any above-ground and/or underground storage tanks, as defined in any applicable Environmental Law on, in, at or under the Golf Club or any adjacent site or Golf Club; or

                  (f) any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating or located at the Golf Club, or resulting from operation thereof or any adjoining property.

         "Hazardous Materials" shall mean all chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation:

                  (a) Solid or hazardous waste, hazardous substances, toxic substances and insecticides, fungicides, or rodenticides, as defined in any Environmental Law;

                  (b) Gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos and urea formaldehyde;

                  (c) Asbestos or asbestos containing materials;

                  (d) Urea formaldehyde foam insulation; and

                  (e) Radon gas.

         "Release" shall mean a "Release" as defined in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

         11.09 Confidentiality

         A. The parties hereto agree that the matters set forth in this Agreement and all statements, reports, projections, and other information relating to the operation of the Golf Club are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may, in the disclosing party's reasonable evaluation, be required by law (including, without limitation, laws and regulations regarding publicly-traded securities) and as may be reasonably necessary to obtain licenses, permits, and other public approvals necessary for the refurbishment or operation of the Golf Club, or in connection with Owner's financing of the Golf Club, a Sale of the Golf Club, or a sale of a controlling interest in Owner or Manager.

         B. The provisions of this Section 11.09B shall not be operative unless and until Owner ceases to own a direct or indirect interest in Manager (whether through Sonoma Corporation or otherwise). No reference to Manager or to any Affiliate of Manager will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the "Prospectus"), issued by Owner or by one of Owner's Affiliates or by one or more Mortgagees, which is designed to interest potential investors in debt or equity securities related to the Golf Club, unless Manager has not less than three (3) days prior to its intended use, received and approved a copy of all such references; provided, however, the foregoing shall not apply with respect to any report, filing or disclosure of any type or nature required to be made by Owner or any Affiliate of Owner in order to comply with applicable laws and regulations (including without limitation securities laws and regulations applicable to Owner or any Affiliate of Owner). Manager shall not unreasonably withhold or delay its consent to Owner's use of such references. Manager's failure to respond within such three
(3) day period shall be deemed approval of its use. However, regardless of whether Manager does or does not so receive a copy of all such references, neither Manager nor any Affiliate will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus. Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including attorneys' fees and expenses, and the cost of Litigation) arising out of any Prospectus or the offering described therein; and this obligation of Owner shall survive Termination of this Agreement.

         C. No reference to Owner or to any Affiliate of Owner will be made in any Prospectus issued by Manager or by one of Manager's Affiliates, which is designed to interest potential investors in debt or equity securities of Manager, unless Owner has, not less than three (3) days prior to its intended use, received and approved a copy of all such references. Owner shall not unreasonably withhold or delay its consent to Manager's use of such references. Owner's failure to respond within such three (3) day period shall be deemed approval of its use. However, regardless of whether Owner does or does not so receive a copy of all such references, neither Owner nor any Affiliate of Owner shall be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Unless Owner agrees in advance, the Prospectus will not include any Trade Names, Trademarks or proprietary marks of Owner or Owner's Affiliates. Manager shall indemnify, defend and hold Owner harmless from and against all loss, costs, liability and damage (including attorneys' fees and expenses, and the cost of Litigation), arising out of any Prospectus or the offering described therein; and this obligation of Manager shall survive Termination of this Agreement.

         11.10 Projections

         Owner acknowledges that any written or oral projections, proforma, or other similar information that has been (prior to execution of this Agreement) or will (during the Term of this Agreement) be provided by Manager (or any Affiliate thereof) to Owner is for information purposes only, and that Manager and any such Affiliate do not guarantee that the Golf Club will achieve the results set forth in any such projections, proforma, or other similar information. Any such projections, proforma, or other similar information are based on assumptions and estimates. Unanticipated events may occur subsequent to the date of preparation of such projections, proforma, and other similar information. Therefore, the actual results achieved by the Golf Club are likely to vary from the estimates contained in any such projections, proforma, or other similar information and such variations might be material.

         11.11 Actions to be Taken Upon Termination

         Upon a Termination of this Agreement, the following shall be applicable:

         A. Manager shall, within ninety (90) days after Termination of this Agreement, prepare and deliver to Owner a final accounting statement and supporting documentation with respect to the Golf Club, as more particularly described in Section 4.01 hereof, along with a statement of any sums due from Owner or Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner, Owner will review and confirm such final accounting statement and the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of a Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final as of the first (1st) anniversary of the effective date of Termination.

         B. Manager shall immediately release and transfer to Owner any of Owner's funds which are held or controlled by Manager with respect to the Golf Club with the exception of funds to be held in escrow pursuant to Sections 6.01.E and 11.11.H and otherwise in accordance herewith.

         C. Manager shall deliver to Owner all books and records respecting the Golf Club (including those from prior years), which are the property of Owner, whether such records are prepared by Manager or at the direction or request of Manager or any Affiliate of Manager.

         D. Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Golf Club which have been issued in Manager's name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already.

         E. Owner shall have the right to operate the improvements on the Site with or without modifying the architectural design of same, notwithstanding the fact that such design or certain features thereof may be proprietary to Manager and/or protected by trade marks or service marks held by Manager or an Affiliate, provided that such use shall be confined to the Site.

         F. If this Agreement is terminated for any reason other than (i) a Default by Manager or by Owner, (ii) termination pursuant to Section 2.02, 2.03 or Section 10.03, (iii) termination by Manager pursuant to Section 6.02, (iv) if insurance proceeds actually received by Owner are insufficient to replace and/or rebuild the Golf Club following a Total Casualty, the termination by

Owner pursuant to Section 6.02, or (v) natural expiration of the Term, then Owner shall, within ten (10) days after Manager's request therefor, pay to Manager, as Manager's sole remedy, as compensation for Manager's lost revenue and expenses and not as a penalty, an amount (the "Termination Fee") equal to the product of (i) the amount of the Base Management Fee during the immediately preceding twelve (12) months, multiplied by (ii) one (1) minus ("X" divided by 365), with "X" being the number of days between and including the date Owner delivers notice of termination to Manager through the effective date of such termination.

         G. In the event that sufficient notice pursuant to the WARN Act cannot be given, Owner shall cause the entity which shall succeed Manager as the operator of the Golf Club to hire a sufficient number of the employees at the Golf Club to avoid the occurrence, in connection with such Termination, of a "closing" under the WARN Act.

         H. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Sections 4.05 and 6.01.E.

         I. Manager shall peacefully vacate and surrender the Golf Club to Owner.

         The provisions of this Section 11.11 shall survive Termination.

         11.12 Trademarks, Trade Names and Intellectual Property

         A. Owner grants to Manager a non-exclusive license to use during the Term and only in connection with the operation of the Golf Club all Golf Club Trademarks (hereafter defined), including any statutory and common law rights related thereto. Manager agrees that the quality of the services furnished in connection with Manager's use of the Golf Club Trademarks shall be of a first class nature. When using the Golf Club Trademarks, Manager shall comply with all applicable laws pertaining to servicemarks, trademarks or tradenames, including marking requirements. Owner shall have the right, at all reasonable times, to inspect the premises of Manager and all goods, literature, brochures, signs, advertising materials and other items used by Manager bearing the Golf Club Trademarks, to determine compliance of use of the Golf Club Trademarks as provided for herein. Manager acknowledges Owner's right, title and interest in and to the Golf Club Trademarks and any registrations that have issued or may issue thereon, and Manager agrees that it will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Golf Club Trademarks, Manager shall not in any manner represent that it has any ownership in the Golf Club Trademarks or registrations thereof, and Manager acknowledges that any use of the Golf Club Trademarks, including all goodwill associated therewith, shall inure solely to the benefit of Owner. Upon the expiration or earlier termination of this Agreement, Manager will cease and desist from all use of the Golf Club Trademarks in any way, and it will deliver to Owner, or its duly authorized representatives, all items upon which the Golf Club Trademarks appear. Manager will not at any time adopt or use without Owner's prior written consent, any word, logo or mark which is likely to be similar to or confusing with the Golf Club Trademarks. The term "Golf Club Trademarks" shall include, without limitation, all Trademarks and Trade Names used in conjunction with the Golf Club, including but not limited to golf course names, pro-shop names, restaurant names, lounge names, etc., whether or not the marks contain the "Sonoma Mission Inn Golf and Country Club" name. The right to use or authorize others to use Golf Club Trademarks belongs exclusively to Owner and/or lessees under the Golf Club Lease, whether or not the same are registered and regardless of the source of the same. The provisions of this Section 11.12 shall survive Termination.

         B. All Intellectual Property shall at all times be proprietary to Owner, and shall be the exclusive property of Owner. During the Term of this Agreement, Manager shall take all reasonable steps to ensure that the Intellectual Property remains confidential and is not disclosed to anyone other than Manager's employees at the Golf Club.

         C. Owner shall be entitled, in case of any breach by Manager of any of the covenants of this Section 11.12, to injunctive relief and to any other right or remedy available at law. Section 11.12 shall survive Termination.

         11.13 Trade Area Restriction

         A. Neither Manager nor any of its Affiliates shall manage or operate any resort, hotel or golf facility within a twenty (20) mile radius of the Golf Club during the period from the Effective Date through the seventh (7th) anniversary after the Effective Date ("Restricted Period"). In the event Manager violates such trade area restriction during the Restricted Period, Owner may, as a one (1) time right, terminate this Agreement within one hundred eighty (180) days after the opening of the facility within this restricted trade area and Manager will pay Owner a one (1) time fee of Two Hundred Fifty Thousand Dollars ($250,000). Owner and Manger agree that the Owner's damages resulting from Manager's violation of the trade area restriction of this Section 11.13 would be difficult, if not impossible, to determine and the foregoing fee is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain.

         B. Neither Manager nor any of its Affiliates shall manage or operate any resort, hotel or golf facility within a two (2) mile radius of the Golf Club during the Initial Term or any Renewal Terms.

         11.14 Waiver

         The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

         11.15 Partial Invalidity

         If any portion of the Agreement shall be declared invalid by order, decree or judgment of a court, the Agreement shall be construed as if such portion had not been so inserted except when such construction would operate as an undue hardship on Manager or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in the Agreement.

         11.16 Survival

         Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination of this Agreement. Any obligation of Owner to pay a Termination Fee shall survive Termination of this Agreement.

         11.17 Affiliates and Third Party Vendors

         Subject to the terms and limitations contained in this Agreement, Manager shall be entitled to contract with one or more of its Affiliates and to enter into agreements with various non-Affiliate vendors to provide goods and/or services to the Golf Club; provided that the prices and/or fees paid to any such Affiliate are competitive with the prices and/or fees which may be charged by reputable and qualified parties for similar goods and/or services. In determining, pursuant to the foregoing, whether such prices and/or fees are competitive, the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. The prices and/or fees paid may include overhead and the allowance of a reasonable return to Manager and its Affiliates. Additionally, Manager acknowledges and agrees that, with respect to any such purchases or services, Manager and its Affiliates shall credit to Owner any allowances, credits, rebates, commissions and discounts.

         11.18 Estoppel Certificates

         Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) days' prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become a Default or Event of Default, and, if so, specifying each such Default or Event of Default or occurrence of which the certifying party may have knowledge; and
(c) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

         11.19 Luxury Country Club Standards

         In the event of either (i) a Legal Requirement, including an order, judgment or directive by a court or administrative body which is issued in connection with any Litigation involving Owner, or (ii) any action taken by a Mortgagee in connection with a Foreclosure, which in either case restricts or prevents Manager, in a material and adverse manner, from operating the Golf Club in accordance with Luxury Country Club Standards (including without limitation, any restrictions on expenditures by Manager from the Operating Accounts or from the FF&E Reserve, other than restrictions which are set forth in this Agreement), Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days' written notice to Owner. The foregoing shall not reduce or otherwise affect the rights of the parties under either Article IX or
Section 11.11.I.

         11.20 Arbitration.

         Any dispute between the parties the subject matter of which is subject to arbitration hereunder shall be, at the written request of either Manager or Owner (the "Arbitration Request"), determined by arbitration to be conducted in the Tarrant County, Texas, and in accordance with the terms of this Section 11.20.

                  (a) If either Manager or Owner requests arbitration in accordance with the terms of this Section 11.20 (as to a matter subject to arbitration hereunder), both parties shall use their diligent good faith efforts to agree upon and appoint, within thirty (30) days after the delivery of the Arbitration Request (the "Outside Agreement Date"), a neutral arbitrator who is a member in good standing of the International Society of Hospitality Consultants ("ISHC") or, in the case of any dispute regarding financial statements, a person with special expertise in accounting matters. The selected neutral arbitrator shall decide the disputed matter in accordance with the terms and provisions of this Agreement, provided, that if the terms and provisions of this Agreement are not determinative then the terms and conditions of this Agreement shall be interpreted and supplemented by the customs and practices of the industry for Golf Clubs generally comparable to the Golf Club. Any decision reached by said arbitrator shall be final and binding upon Owner and Manager.

                  (b) If Owner and Manager are unable to agree upon an arbitrator who is a member of ISHC prior to the expiration of the Outside Agreement Date, the disputed matter shall be determined by arbitration, in accordance with the United States Arbitration Act (Title 9, U.S. Code) and under the Commercial Rules (the "Commercial Rules") of the American Arbitration Association ("AAA") where the arbitrator is selected in accordance with AAA Commercial Rules from ISHC members or other persons with at least ten (10) years experience in the hospitality industry, with particular emphasis on Golf Clubs generally comparable to the Golf Club and who are not, at the time of the arbitration, employed by a competing Golf Club Manager.

                  (c) The arbitrator shall resolve all claims and defenses or other matters in dispute in accordance with this Agreement and applicable law, including without limitation thereto, all statutes of limitation; provided, that the arbitrator's authority shall be limited to accepting the proposal, position or resolution proposed by the parties, and the arbitrator shall have no authority to fashion any remedy not submitted by the parties. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                  (d) Wherever reference is made herein to selection of an arbitrator, it shall be deemed to mean the selection of three arbitrators whenever either party so requests within ten (10) days after the delivery of the Arbitration Request. Each such arbitrator shall be selected in accordance with and have the qualifications set forth in this Section 11.20. If three arbitrators are chosen, all decisions of the board of arbitrators shall be made by a majority of the arbitrators.

         11.21 Entire Agreement

         The Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to the Agreement, constitutes the entire agreement between the parties and supersedes and replaces all prior agreements and understandings and writings, and may be changed only by a writing signed by the parties hereto.

         11.22 Multiple Counterparts

         This Agreement may be executed in counterparts, all of which taken together shall constitute one document.

         11.23 Guaranty. Sonoma Corporation, a Delaware corporation, shall execute a guarantee in favor of Owner of all obligations of Manager hereunder.


                                   ARTICLE XII

                               DEFINITION OF TERMS


         12.01 Definition of Terms

         The following terms when used in the Agreement and the Addendum attached hereto shall have the meanings indicated:

         "AAA" shall have the meaning set forth in Section 11.20.

         "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

         "Agreed Upon FF&E Increase" shall have the meaning set forth in Section 5.02.F.

         "Agreement" shall mean this Management Agreement between Owner and Manager, including the exhibits attached hereto.

         "Annual Operating Statement" shall have the meaning set forth in
Section 4.01.C.

         "Arbitration Request" shall have the meaning set forth in Section
11.20.

         "Available Cash Flow" shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term of this Agreement, equal to the excess, if any, of the Operating Profit over the Owner's Priority.

         "Base Management Fee" shall mean an amount payable to Manager as a Deduction from Gross Revenues equal to two percent (2%) of Gross Revenues for each Fiscal Year or portion thereof.

         "Building Estimate" shall have the meaning ascribed to it in Section 5.03.

         "Business Plan" shall have the meaning set forth in Section 4.04.

         "Calendar Quarter" shall mean each of the first (1st), second (2nd), third (3rd) and fourth (4th) quarters of each calendar year.

         "Capital Budget" shall have the meaning set forth in Section 4.04.A.2.

         "Capital Expenditure(s)" shall mean the expenses necessary for non-routine, major repairs, alterations, improvements, renewals, replacements, and additions to the Golf Club including, without limitation, to the structure, the roof, the exterior facade and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the Golf Club building, together with all other expenditures which are classified as "capital expenditures" under generally-accepted accounting principles and the Uniform System of Accounts.

         "Case Goods" shall mean furniture and furnishings used in the Golf Club, including, without limitation: chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items.

         "CC&Rs" shall have the meaning ascribed to it in Section 8.04.

         "Commercial Rules" shall have the meaning set forth in Section 11.20.

         "Corporate Services" shall have the meaning set forth in Section 1.02.

         "Deductions" shall mean the following expenses incurred by Manager in operating the Golf Club:

                  1. the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes, ERISA-related liabilities, pension-fund withdrawal liabilities, and other costs related to employees of Manager (or one of its Affiliates) who are working exclusively for the benefit of the Golf Club (regardless of whether such employees are located at the Golf Club or elsewhere); provided that the foregoing costs shall not include the salary and other employee costs of Manager's corporate executive staff;

                  2. departmental expenses incurred at departments within the Golf Club; administrative and general expenses; the cost of marketing incurred by the Golf Club; advertising and business promotion incurred by the Golf Club; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

                  3. the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Golf Club;

                  4. a reasonable reserve for uncollectible accounts receivable as determined by Manager;

                  5. all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder;

                  6. all costs and fees of technical consultants, professionals and operational experts who are retained or employed by Manager and its Affiliates for specialized services in connection with matters directly involving the Golf Club (including, without limitation, quality assurance inspectors, personnel providing architectural, technical or procurement services for the Golf Club, tax consultants, and personnel providing legal services and the cost of attendance by employees of the Golf Club at training and manpower development programs designated by Manager;

                  7. the Base Management Fee;

                  8. insurance costs and expenses as provided in Sections 6.01;

                  9. taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager's operation of the Golf Club (exclusive of Manager's income taxes or franchise taxes);

                  10. all Impositions;

                  11. the amount of FF&E Reserve required to be transferred to Owner pursuant to Section 5.02;

                  12. the Golf Club's share of costs and expenses (allocated on a basis mutually acceptable to Owner and Manager) incurred in connection with sales, advertising, promotion and marketing programs, including guest loyalty and recognition programs, where such expenses are not deducted as departmental expenses under paragraph 2 above or as Corporate Services pursuant to paragraph 13 below;

                  13. the Golf Club's share, if any, of the charges for Corporate Services (determined in accordance with Section 1.02);

                  14. all costs and expenses of compliance by Manager with applicable Legal Requirements pertaining to the operation of the Golf Club;

                  15. the cost and expenses incurred in connection with the audit of the Annual Operating Statement pursuant to Section 4.02; and

                  16. such other costs and expenses incurred by Manager (either at the Golf Club or elsewhere) as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Golf Club.

         The term "Deductions" shall not include: (a) debt service payments pursuant to any Mortgage on the Golf Club; (b) payments pursuant to equipment leases or other forms of financing obtained for the FF&E located in or connected with the Golf Club, unless Manager has previously given its written consent to such equipment lease and/or financing; (c) rental payments pursuant to any ground lease of the Site; or (d) depreciation on the Golf Club or any of its contents. All of the foregoing items listed in this paragraph shall be paid by Owner from its own funds.

         "Default" shall have the meaning ascribed to it in Section 9.01.

         "Deficiency" shall have the meaning set forth in Section 2.02.B.

         "Deficit" shall have the meaning set forth in Section 2.02.B.

         "Effective Date" shall have the meaning ascribed to it in the Preamble.

         "Environmental Authority" shall have the meaning ascribed to it in
Section 11.08.

         "Environmental Laws" shall have the meaning ascribed to it in Section 11.08.

         "Environmental Liabilities" shall have the meaning ascribed to it in
Section 11.08.

         "Event of Default" shall have the meaning ascribed to it in Section
9.01.

         "Excluded Transaction" shall have the meaning ascribed to it in Section 1.01.C.5.

         "FF&E" shall mean furniture, furnishings, fixtures, Soft Goods, Case Goods, signage, audio-visual equipment, kitchen appliances, golf carts, maintenance equipment, vehicles, carpeting and equipment, including front desk and back-of-the house computer equipment, but shall not include Fixed Asset Supplies or Software.

         "FF&E Budget" shall have the meaning ascribed to it in Section 5.02.D.

         "FF&E Reserve" shall have the meaning ascribed to it in Section 5.02.A.

         "Fiscal Year" shall mean the calendar year.

         "Fixed Asset Supplies" shall mean items included within "Property and Equipment" under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, where ever located or used at the Golf Club.

         "Force Majeure" shall mean the following events, but only to the extent the same cannot be overcome with diligence and commercially reasonable expense by the party claiming the existence of a Force Majeure:

                  (a) War, invasion, rebellion, revolution, insurrection, riots, or civil war;

                  (b) Acts of government in its sovereign capacity;

                  (c) Earthquakes, hurricanes, tidal waves, or any operation of the forces of nature as reasonable foresight and ability on the part of the affected party could not reasonably provide against;

                  (d) Unavailability of supply of construction materials;

                  (e) Strikes, lockouts, or other significant employee disturbances not caused by Manager's acts; and

                  (f) Events beyond the reasonable control of the party claiming the existence of a Force Majeure, other than a shortage of funds, and such that reasonable foresight and ability on the part of the affected party could not reasonably provide against.

         "Foreclosure" shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Golf Club. The term "Foreclosure" shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage:
(i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Golf Club; or (iv) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee.

         "GDP Deflator" shall mean the "Gross Domestic Product Implicit Price Deflator" issued from time to time by the United States Bureau of Economic Analysis of the Department of Commerce, or if the aforesaid GDP Deflator is not at such time so prepared and published, any comparable index selected by Owner and reasonably satisfactory to Manager (a "Substitute Index") then prepared and published by an agency of the government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based. Any dispute regarding the selection of the Substitute Index or the adjustments to be made thereto shall be settled by arbitration in accordance with Section 11.20. Except as otherwise expressly stated herein, whenever a number or amount is required to be "adjusted by the GDP Deflator", or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the GDP Deflator which is issued for the month in which such adjustment is to be made (or, if the GDP Deflator for such month is not yet publicly available, the GDP Deflator for the most recent month for which the GDP Deflator is publicly available) as compared to the GDP Deflator which was issued for the month in which the Effective Date occurred.

         "Golf Course" shall mean all golf courses, pro-shops, the club house, restaurants, administrative offices, parking, maintenance facilities, man-made lakes, irrigation system, water well, tee boxes, barns, cart and other storage facilities and other amenities and related facilities.

         "Golf Club" shall mean the Site and the Golf Club together with the following: (i) the Golf Club Improvements and all other improvements constructed or to be constructed on the Site; (ii) all FF&E, Fixed Asset Supplies and Inventories installed or located on the Site or in the Golf Club Improvements; and (iii) all easements or other appurtenant rights thereto.

         "Gross Revenues" shall mean all revenues and receipts of every kind derived from operating the Golf Club and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of golf course fees (including green, golf cart and driving range fees), telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; fees from personal and sports services; food and beverage sales; wholesale and retail sales of merchandise;

service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Golf Club; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; rental payments pursuant to any ground lease of the Site; proceeds from the sale of FF&; interest received or accrued with respect to the funds in the FF&E Reserve or the other operating accounts of the Golf Club; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); any proceeds from any Sale of the Golf Club or from the refinancing of any debt encumbering the Golf Club; the sublease or rental by Owner of the existing multi-unit structure located on the east side of the club house on the Site to a full-time employee of Owner (or to an independent contractor engaged by Owner to perform services at the Golf Course), for the personal use and occupancy thereof by such employee or independent contractor during his or her term of employment or engagement by Owner; or charitable golf tournaments and professional consultations conducted at the Golf Course which tournaments and consultations.

         "Guest Profile Data" shall mean personal guest profiles and information regarding guest preferences.

         "Hazardous Materials" shall have the meaning ascribed to it in Section 11.08.

         "Golf Club Lease" shall mean that certain Lease Agreement dated as of October 13, 1998, as amended, between Owner and Wine Country Golf Club, Inc.

         "Golf Club Lessee" shall mean Wine Country Golf Club, Inc.

         "Impositions" shall have the meaning set forth in Section 7.01.

         "Initial Term" shall have the meaning set forth in Section 2.01.

         "Insurance Retention" shall have the meaning ascribed to it in Section 6.01.E.

         "Intellectual Property" shall mean: (i) all Software; (ii) all manuals, brochures and directives issued by Manager to its employees at the Golf Club regarding the procedures and techniques to be used in operating the Golf Club; and (iii) customer lists and Guest Profile Data.

         "Inventories" shall mean "Inventories" as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

         "Legal Requirement" shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Golf Club or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

         "Litigation" shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

         "Luxury Country Club Standards" shall mean either (or both, as the context requires) of the following two (2) categories of standards: (i) the operational standards (for example, services offered to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, Corporate Services (if applicable), guest loyalty and recognition programs, etc.); and (ii) the physical standards (for example, quality of the Golf Club Improvements, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at first-class, luxury golf or country club facilities, including all services and facilities in connection therewith that are customary and usual at such first-class, luxury golf or country club facilities.

         "Manager" shall have the meaning ascribed to it in the Preamble hereto or shall mean any successor or permitted assign, as applicable.

         "Minor Casualty" shall mean any fire or other casualty which results in damage to the Golf Club and/or its contents, to the extent that the total cost (in Manager's reasonable judgment) of repairing and/or replacing the damaged portion of the Golf Club to the same condition as existed previously does not exceed the dollar amount of One Million and No/00 Dollars ($1,000,000.00), said dollar amount to be adjusted by the GDP Deflator.

         "Monthly Statement" shall have the meaning set forth in Section 4.01.A.

         "Mortgage" shall mean any mortgage, deed of trust, or security document encumbering the Golf Club and/or the Site.

         "Mortgagee" shall mean the holder of any Mortgage.

         "Notice for Additional FF&E Reserve" shall have the meaning ascribed to it in Section 5.02.F.

         "Operating Accounts" shall have the meaning set forth in Section
4.03.A.

         "Operating Budget" shall have the meaning ascribed to it in Section 4.04.A.1.

         "Operating Loss" shall mean a negative Operating Profit.

         "Operating Profit" shall mean, with respect to any given period of time, the excess of Gross Revenues over Deductions (each calculated in accordance with this Agreement and the Uniform System of Accounts).

         "Outside Agreement Date" shall have the meaning ascribed to it in
Section 11.20.

         "Owner" shall have the meaning ascribed to it in the Preamble or shall mean any successor or permitted assign, as applicable.

         "Owner's Investment" shall mean an amount equal to (i) Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00), plus (ii) the amount of Capital Expenditures made by Owner for the Golf Club in excess of FF&E Reserve, plus (iii) funds permanently advanced to establish or maintain Working Capital pursuant to Section 4.05, plus (iv) amounts funded pursuant to Section 5.02F. For purposes of determining Owner's Priority, Owner ROI and Performance Threshold, Owner's Investment for any Fiscal Year shall be the amount thereof as of December 31 of said Fiscal Year. The initial Owner's Investment of $17,500,000 set forth in clause (i) assumes that the cost to Owner of renovations at the Golf Club that are ongoing as of the date of execution of this Agreement ("Ongoing Renovations") will not exceed Two Million Dollars ($2,000,000) in the aggregate (of which approximately $518,000 has previously been expended). In the event the Ongoing Renovations exceed Two Million Dollars ($2,000,000), the amount of initial Owner's Investment set forth in clause (i) shall be increased by an amount equal to the amount by which the actual cost of the Ongoing Renovations exceeds Two Million Dollars ($2,000,000).

         "Owner's Priority" shall mean an annual amount equal to twelve percent (12%) of Owner's Investment.

         "Owner ROI" shall mean for any Fiscal Year, the Operating Profit distributed to Owner pursuant to Section 3.02 divided by the Owner's Investment.

         "Performance Threshold" shall mean an annual Owner ROI equal to or in excess of (i) eight percent (8%) of the Owner's Investment in the first (1st) and second (2nd) full Fiscal Year of the Term, (ii) nine percent (9%) of the Owner's Investment for the third (3rd) and fourth (4th) full Fiscal Year, and
(iii) ten percent (10%) of the Owner's Investment for each full Fiscal Year thereafter.

         "Person" means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

         "Prime Rate" shall mean the "base rate" of interest announced from time to time by Bankers Trust Company, New York, New York.

         "Prior Manager" shall have the meaning ascribed to it in Section
4.01.E.

         "Prospectus" shall have the meaning set forth in Section 11.09 B.

         "Quarterly Statement" shall have the meaning set forth in Section
4.01.A.

         "Release" shall have the meaning ascribed to it in Section 11.08.

         "Golf Club Improvements" shall have the meaning set forth in the Recitals.

         "Renewal Term" shall have the meaning ascribed to it in Section 2.01.

         "Restricted Period" shall have the meaning ascribed to it in Section 11.13.

         "Sale of the Golf Club" shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the fee simple title to the Site and/or the Golf Club. For purposes of this Agreement, a Sale of the Golf Club shall also include any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the controlling interest in Owner. The phrase "controlling interest", as used in the preceding sentence, shall mean either: (x) the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract); or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner.

         "Sale Termination Notice" shall have the meaning ascribed to it in
Section 10.03.

         "Short-Term Incentive Fee" shall mean an amount payable to Manager that is equal to twenty percent (20%) of Operating Profit distributed to Owner in excess Operating Profit required to be distributed to Owner to achieve an Owner ROI of twelve percent (12%) per annum in any Fiscal Year (i.e., there shall be no Short-Term Incentive Fee in any year in which Owner ROI in less than twelve percent (12%) per annum in any Fiscal Year or portion thereof).

         "Site" shall have the meaning ascribed to it in Section A of the Recitals.

         "SMC Affiliate" shall mean any Person that directly or indirectly, controls or is under common control with Manager. For purposes of this definition, the term "control" shall have the meaning set forth in the definition of "Affiliate" under this Section 12.01.

         "SMC System" shall mean all of the golf or country club facilities in the United States which are operated by Manager (or an SMC Affiliate).

         "Soft Goods" shall mean all fabric, textile and flexible plastic products (not including items which are classified as "Fixed Asset Supplies" under the Uniform System of Accounts) which are used in furnishing the Golf Club, including, without limitation: carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items.

         "Software" shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is commercially available, which are used by Manager in connection with the property management system, the reservation system and all future electronic systems developed or designated by Manager for use in the Golf Club.

         "Sonoma Golf Club Trademarks" shall have the meaning ascribed in
Section 11.12.

         "Special Capital Expenditures" shall mean certain routine, non-major expenditures which are classified as "capital expenditures" under generally-accepted accounting principles, but which will be funded from the FF&E Reserve (pursuant to Section 5.02), rather than pursuant to the provisions of
Section 5.03. Special Capital Expenditures consist of the following types of expenditures: exterior and interior repainting (other than routine "touch-up" and repairs); resurfacing building walls and floors (other than routine "touch-up" and repairs); resurfacing parking areas (other than routine "touch-up" and repairs); replacing folding walls; and miscellaneous similar expenditures, to the extent the same do not constitute ordinary repair and maintenance.

         "Subordination Agreement" shall have the meaning ascribed to it in
Section 8.03.

         "Subsequent Owners" shall have the meaning ascribed to it in Section 8.03.

         "Term" shall have the meaning ascribed to it in Section 2.01.

         "Termination" shall mean the expiration or sooner cessation of this Agreement.

         "Termination Fee" shall have the meaning set forth in Section 11.11.F.

         "Termination of Performance Hurdles" shall have the meaning ascribed to it in Section 5.02.

         "Total Casualty" shall mean any fire or other casualty which results in damage to the Golf Club and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the Golf Club to the same condition as existed previously would be thirty percent (30%) or more of the then total replacement cost of the Golf Club.

         "Trade Names" shall mean any name, whether informal (such as a fictitious name or d/b/a) or formal (such as the full legal name of a corporation or partnership) which is used to identify an entity.

         "Trademark" shall mean any word, name, device, symbol, logo, design, brand, servicemark, other distinctive feature or any combination of the foregoing which is used to identify or symbolize a party's goods and/or services and to distinguish them from the goods and/or services of others.

         "Uniform System of Accounts" shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the American Golf Club & Motel Association, and any successor thereto.

         "Varma" shall have the meaning ascribed to it in Section 2.03.

         "Working Capital" shall mean funds that are used in the day-to-day operation of the business of the Golf Club, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.


                         [SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                              OWNER:

                              CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership

                              By:    CRE Management VIII, LLC,
                                     a Delaware limited liability company,
                                     its general partner

                                     By:    Crescent Real Estate Equities, Ltd.,
                                            a Delaware corporation,
                                            its manager

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


                              MANAGER:

                              SONOMA MANAGEMENT CORP. I,
                              a Delaware corporation


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                           JOINDER BY GOLF CLUB LESSEE

         Wine Country Golf Club, Inc., referred to in this Agreement as the "Golf Club Lessee," hereby executes this Agreement to evidence that Golf Club Lessee hereby (i) assumes and agrees to perform all of Owner's obligations under this Agreement during the term of the Golf Club Lease, and (ii) accepts the assignment by Owner to Golf Club Lessee of all of Owner's interest in this Agreement during the term of the Golf Club Lease.

                                     GOLF CLUB LESSEE:

                                     WINE COUNTRY GOLF CLUB, INC.
                                     a Texas corporation


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF THE SITE

                                    EXHIBIT B

                       MEMORANDUM OF MANAGEMENT AGREEMENT


         This Memorandum of Management Agreement (the "Memorandum") is made and entered into as of this ____ day of ________, by ______________ and between Crescent Real Estate Funding VIII, L.P., a Delaware limited partnership ("Owner"), with a mailing address at 777 Main Street, Suite 2100, Fort Worth, Texas 76102 and Sonoma Management Corp. I, a Delaware corporation ("Manager"), with a mailing address at c/o Sanjay Varma, 306 W. 7th St., Fort Worth, Texas 76102.


                              W I T N E S S E T H:


         Owner and Manager have entered into that certain Management Agreement effective as of __________________, 2000 (herein, the "Management Agreement") with respect to the operation of a Golf Club on the premises located in Sonoma County, California as more particularly described in Exhibit "A" attached hereto (the "Site").

         The Management Agreement is in effect. The term of the Management Agreement expires on __________________. Subject to certain conditions, the term may thereafter be renewed by Manager, for two (2) successive periods of ten (10) Fiscal Years each.

         The Management Agreement contains terms and restrictions relating to financing of the Golf Club. The Management Agreement also contains terms and conditions relating to Owner's sale of the Golf Club or the Site.

         This Memorandum is not intended to alter or modify in any way the terms and conditions of the Management Agreement. Terms not specifically defined in this Memorandum are defined in the Management Agreement.

         IN WITNESS WHEREOF, Owner and Manager have caused this Memorandum to be executed under seal by their duly authorized representatives as of the day first above written, for the purpose of providing an instrument for recording giving notice of the Management Agreement and certain of the terms and conditions thereto.

                                  OWNER:

                                  CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership

                                  By:  CRE Management VIII, LLC,
                                       a Delaware limited liability company,
                                       its general partner

                                       By:  Crescent Real Estate Equities, Ltd.,
                                            a Delaware corporation,
                                            its manager

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


                                  MANAGER:

                                  SONOMA MANAGEMENT CORP. I,
                                  a Delaware corporation

                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

ACKNOWLEDGMENT

STATE OF                   )
         ----------------- ) ss.
COUNTY OF                  )
          ----------------

         On the ___ day of ___________, 2000, before me, the undersigned, a Notary Public, in and for the State of ________, personally appeared ___________________________, who acknowledged himself to be the
____________________ of Crescent Real Estate Equities, Ltd., a Delaware corporation, and the manager of Crescent Real Estate Funding VIII, L.P., a Delaware limited partnership, in its capacity as general partner of Crescent Real Estate Funding VIII, L.P., and that he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, and on behalf of said corporation and limited partnership.

         In witness whereof, I hereunto set my hand and official seal.


------------------------------
Notary Public
My commission expires:


------------------------------


ACKNOWLEDGMENT

STATE OF                   )
         ----------------- ) ss.
COUNTY OF                  )
          ----------------

         On the ___ day of ___________, 2000, before me, the undersigned, a Notary Public, in and for the State of ________, personally appeared ___________________________, who acknowledged himself to be the
____________________ of Sonoma Management Corp. I, a Delaware corporation, and that he, as such ___________, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as ____________.

         In witness whereof, I hereunto set my hand and official seal.

------------------------------
Notary Public
My commission expires:


------------------------------

                                 EXHIBIT "A" TO

                       MEMORANDUM OF MANAGEMENT AGREEMENT


                                Legal Description